UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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GRAMERCY CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	October 30, 2012

You are invited to attend the annual meeting of common stockholders and the special meeting of holders of 8.125% Series A Cumulative Redeemable Preferred Stock of Gramercy Capital Corp. This year's meeting will be held on Thursday, December 13, 2012 at 9:30 a.m., local time, for the annual meeting of common stockholders and 9:45 a.m., local time, for the special meeting of holders of 8.125% Series A Cumulative Redeemable Preferred Stock, at The New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying proxy statement.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible or authorize your proxy by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting, you may continue to have your shares of common stock or 8.125% Series A Cumulative Redeemable Preferred Stock, as applicable, voted as instructed in the proxy or you may revoke your proxy at the meeting and vote your shares of common stock or 8.125% Series A Cumulative Redeemable Preferred Stock, as applicable, in person. We look forward to seeing you at the meeting.

Sincerely, Gordon F. DuGan Chief Executive Officer

ELECTRONIC AND TELEPHONE PROXY AUTHORIZATION

Gramercy Capital Corp.'s common stockholders of record on the close of business on October 19, 2012, the record date for the 2012 annual meeting of common stockholders, and holders of Gramercy Capital Corp.'s 8.125% Series A Cumulative Redeemable Preferred Stock of record on the close of business on October 26, 2012, the record date for the special meeting of preferred stockholders, may each authorize their proxies by telephone or Internet by following the instructions on their proxy card. If you have any questions regarding how to authorize your proxy by telephone or by Internet, please call Morrow & Co. LLC, the firm assisting Gramercy Capital Corp. with the solicitation of proxies, toll-free at (800) 607-0088.

GRAMERCY CAPITAL CORP
420 Lexington Avenue
New York, New York 10170-1881

NOTICE OF ANNUAL MEETING OF COMMON STOCKHOLDERS
TO BE HELD ON DECEMBER 13, 2012

The 2012 annual meeting of common stockholders of Gramercy Capital Corp., a Maryland corporation, will be held on Thursday, December 13, 2012 at 9:30 a.m., local time, at The New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017.

At the annual meeting, holders of our common stock will be asked to consider and vote upon the following proposals:

1.	To elect six directors to serve until the 2013 annual meeting of stockholders and until their successors are duly elected and qualify;
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers; and
4.	To act upon any other matters that may properly be brought before the annual meeting or any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on October 19, 2012, as the record date for determining the common stockholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only common stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

You are requested to complete and sign the enclosed form of proxy, which is being solicited by our Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope or authorize your proxy by calling the toll-free number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy. Any proxy may be revoked by delivery of a properly executed, later dated proxy. In addition, common stockholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of our Board of Directors Michael G. Kavourias Secretary

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on December 13, 2012.

This proxy statement and our 2011 annual report to stockholders are available at http:www.proxyvote.com.

New York, New York
October 30, 2012

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided or authorize your proxy by telephone or Internet following the instructions on your proxy card. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

GRAMERCY CAPITAL CORP
420 Lexington Avenue
New York, New York 10170-1881

NOTICE OF SPECIAL MEETING OF PREFERRED STOCKHOLDERS
TO BE HELD ON DECEMBER 13, 2012

A special meeting of the holders of 8.125% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stockholders”) of Gramercy Capital Corp., a Maryland corporation, will be held on Thursday, December 13, 2012 at 9:45 a.m., local time, at The New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017.

At the special meeting, the Preferred Stockholders will be asked to consider and vote upon a proposal to elect one director to serve until the 2013 annual meeting of stockholders, special meeting held in lieu thereof or his or her successor is elected and qualified; provided, however, that the term of such director will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment.

Any action may be taken on the foregoing matters at the special meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned, or to which the special meeting may be postponed.

Our Board of Directors has fixed the close of business on October 26, 2012, as the record date for determining the Preferred Stockholders entitled to notice of, and to vote at, the special meeting, and at any adjournments or postponements thereof. Only the Preferred Stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.

You are requested to complete and sign the enclosed form of proxy, which is being solicited by our Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope or authorize your proxy by calling the toll-free number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy. Any proxy may be revoked by delivery of a properly executed, later dated proxy. In addition, the Preferred Stockholders of record who attend the special meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of our Board of Directors Michael G. Kavourias Secretary

New York, New York
October 30, 2012

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided or authorize your proxy by telephone or Internet following the instructions on your proxy card. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the special meeting, you may vote in person even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

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GRAMERCY CAPITAL CORP.
420 Lexington Avenue
New York, New York 10170-1881

PROXY STATEMENT

FOR OUR 2012 ANNUAL MEETING OF COMMON STOCKHOLDERS
AND OUR SPECIAL MEETING OF PREFERRED STOCKHOLDERS
TO BE HELD ON DECEMBER 13, 2012

We are sending this proxy statement and the enclosed proxy card to holders of our common stock on or about October 19, 2012 (the “Common Stock Record Date”) and holders of our 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) on or about October 26, 2012 (the “Preferred Stock Record Date”), in connection with the solicitation of proxies by the Board of Directors of Gramercy Capital Corp., a Maryland corporation, for use on Thursday, December 13, 2012 at 9:30 a.m., local time, for the annual meeting of common stockholders and 9:45 a.m., local time, for the special meeting of holders of 8.125% Series A Cumulative Redeemable Preferred Stock, at The New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017 or at any postponement or adjournment of the annual or special meetings.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL AND SPECIAL MEETINGS

What is the purpose of the annual and special meetings?

At the annual meeting, holders of our common stock will be asked to consider and vote upon:

•	a proposal to elect six directors to serve until the 2013 annual meeting of stockholders and until their successors are duly elected and qualify;
•	a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
•	a proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers; and
•	any other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof.

At the special meeting, holders of our Series A Preferred Stock will be asked to consider and vote upon a proposal to elect one director (the “Preferred Stock Director”) to serve until the 2013 annual meeting of stockholders, special meeting held in lieu thereof or his or her successor is elected and qualified; provided, however, that the term of such director will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment.

Who is entitled to vote at the annual and special meetings?

Common Stock.  If our records show that you were a holder of our common stock at the close of business on the Common Stock Record Date, you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the Common Stock Record Date even if you sell such shares after the Common Stock Record Date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. Stockholders do not have the right to cumulate votes in the election of directors.

Series A Preferred Stock.  If our records show that you were a holder of our Series A Preferred Stock at the close of business on the Preferred Stock Record Date, you are entitled to receive notice of the meeting and to vote the shares of Series A Preferred Stock that you held on the Preferred Stock Record Date even if you sell such shares after the Preferred Stock Record Date. Each outstanding share of Series A Preferred Stock entitles its holder to cast one vote for the matter to be voted upon.

What constitutes a quorum?

The presence, in person or by proxy, of (i) common stockholders entitled to cast a majority of all of the votes entitled to be cast at the annual meeting on matters for which the common stockholders vote is necessary to constitute a quorum for the transaction of business at the meeting; and (ii) holders of the Series A Preferred Stock entitled to cast a majority of all of the votes entitled to be cast at the special meeting on matters for which the Series A Preferred Stock vote is necessary to constitute a quorum for the transaction of business at the meeting. As of the Common Stock Record Date, there were 54,629,487 shares of common stock outstanding and entitled to vote at the annual meeting, and as of the Preferred Stock Record Date, there were 3,525,822 shares of Series A Preferred Stock outstanding and entitled to vote at the special meeting.

What vote is required to approve each proposal?

The affirmative vote of a plurality of all of the common stock votes cast at the annual meeting at which a quorum is present is necessary for the election of the directors. The affirmative vote of a majority of all of the common votes cast at the annual meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm, the resolution to approve, on a non-binding advisory basis, the compensation of our named executive officers and the approval of any other matters properly presented at the annual meeting for stockholder approval.

The affirmative vote of a plurality of all of the Series A Preferred Stock votes cast at the special meeting at which a quorum is present is necessary for the election of the Preferred Stock Director.

We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the annual or special meetings and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals, assuming a quorum is present. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the annual or special meetings. If you are a beneficial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under the New York Stock Exchange, Inc. (“NYSE”), rules to vote your shares on the ratification of our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker does not have discretionary authority to vote on (i) the election of the directors, (ii) the election of the Preferred Stock Director, and (iii) the resolution to approve, on a non-binding advisory basis, of the compensation of our named executive officers without instructions from you, in which case a broker “non-vote” will occur and your shares of common stock will not be voted on these matters at the annual meeting and your shares of Series A Preferred Stock will not be voted on the Preferred Stock Director proposal at the special meeting. None of the proposals, if approved, entitle any of the stockholders to appraisal rights under Maryland law or our charter.

How do I vote?

Voting in Person at the Annual and Special Meetings.  If you are a registered stockholder and attend the annual or special meetings, you may vote in person at the annual or special meetings. If your shares of common stock or your shares of Series A Preferred Stock, as applicable, are held in street name and you wish to vote in person at the annual or special meetings, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record or your shares of Series A Preferred Stock in record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.  If you hold your shares of common stock or your shares of Series A Preferred Stock in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock or your shares of Series A Preferred Stock, as applicable, in one of the following ways:

•	By Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card. Telephone proxy authorization is available 24 hours per day until

11:59 p.m., Eastern Time, on December 12, 2012. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your shares. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•	By Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for Internet proxy authorization is printed on your proxy card. Internet proxy authorization is available 24 hours per day until 11:59 p.m., Eastern Time, on December 12, 2012. As with telephone proxy authorization, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•	By Mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly to Broadridge Financial Solutions, Inc., in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.  If your shares are held in street name, you must return the enclosed Voting Instruction Form in order to have your shares of common stock voted on all items at the annual meeting or your shares of Series A Preferred Stock voted on the Preferred Stock Director proposal at the special meeting. Only your broker, bank or other nominee holder can vote your shares. If you do not return your voting instructions, the rules of the NYSE permit your broker to vote some, but not all, of the items that will be presented at the annual or special meetings. In order for your shares to be voted on all items you must return your voting instructions.

Please see the enclosed proxy card for further instructions on how to submit your vote. If you have any questions regarding how to authorize a proxy by telephone or by Internet, please call Morrow & Co. LLC, toll-free at (800) 607-0088.

Can I change my vote after I submit my proxy card?

If you authorize a proxy to vote your shares, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;
•	properly signing and forwarding to us a proxy with a later date; or
•	appearing in person and voting by ballot at the annual or special meetings.

If you attend the annual or special meetings, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the annual or special meetings will not constitute revocation of a previously given proxy. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

How is my vote counted?

If you properly execute a proxy in the accompanying form or authorize your proxy to vote your shares electronically through the Internet or by telephone, and we receive your proxy authorization prior to voting at the annual or special meetings, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted “FOR” the election of the nominees for the directors named in this proxy statement, “FOR” the ratification of our Audit Committee's selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and “FOR” the executive compensation non-binding advisory resolution, and as recommended by our Board of Directors with regard to all other matters in its discretion, and the Series A Preferred Stock will be voted “FOR” the election of the Preferred Stock Director as recommended by our Board of Directors. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the annual and special meetings. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the annual or special meetings.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that holders of our common stock vote:

•	“FOR” Proposal 1: the election of Allan J. Baum, Gordon F. DuGan, Gregory F. Hughes, Marc Holliday, Jeffrey E. Kelter and Charles S. Laven to serve on our Board of Directors as directors for a one-year term and until their successors are duly elected and qualify;
•	“FOR” Proposal 2: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending on December 31, 2012; and
•	“FOR” Proposal 3: the resolution to approve, on a non-binding advisory basis, the compensation of our named executive officers.

Additionally, the Board recommends that holders our Series A Preferred Stock vote “FOR” the election of William H. Lenehan as the Preferred Stock Director to serve until the 2013 annual meeting of stockholders, special meeting held in lieu thereof or his or her successor is elected and qualified; provided, however, that the term of the Preferred Stock Director will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment.

What other information should I review before voting?

For your review, our 2011 annual report, including financial statements for the fiscal year ended December 31, 2011, is being mailed to our common stockholders concurrently with the mailing of this proxy statement. You may also obtain, free of charge, a copy of our 2011 annual report on our website at www.gkk.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities Exchange Commission (the “SEC”). You may also obtain a copy of our Annual Report on Form 10-K, which contains additional information about us, free of charge, by directing your request in writing to Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. The 2011 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation material.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. We have retained Morrow & Co. LLC at an aggregate estimated cost of $3,500, plus out-of-pocket expenses, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Each of our directors serves a term that lasts until the next annual meeting of common stockholders or special meeting of Preferred Stockholders, as applicable, and until their successor, if any, is duly elected or appointed and qualifies. Six of our directors are subject to annual election by holders of our common stock and one of our directors is elected by our Preferred Stockholders. Accordingly, our common stockholders will be asked to elect six directors at our annual meeting and our Preferred Stockholders will be asked to elect one director at our special meeting.

At the annual meeting, six directors will be elected by holders of our common stock to serve until the 2013 annual meeting and until their successors are duly elected and qualify. Our Nominating and Corporate Governance Committee has recommended Allan J. Baum, Gordon F. DuGan, Gregory F. Hughes, Marc Holliday, Jeffrey E. Kelter and Charles S. Laven to our Board of Directors as nominees for election to serve as directors. Following the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Allan J. Baum, Gordon F. DuGan, Gregory F. Hughes, Marc Holliday, Jeffrey E. Kelter and Charles S. Laven to serve as directors. The nominee directors listed below have consented to being named in this proxy statement and to serve as directors if elected.

At the special meeting, the Preferred Stock Director will be elected by holders of our Series A Preferred Stock to serve until the 2013 annual meeting of stockholders, special meeting held in lieu thereof or his or her successor is elected and qualified; provided, however, that the term of such director will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then-outstanding are paid and full dividends thereon for the then-current quarterly dividend period have been paid or declared and set apart for payment. Our Nominating and Corporate Governance Committee has recommended William H. Lenehan to our Board of Directors as the nominee for election to serve as the Preferred Stock Director. Following the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated William H. Lenehan to serve as the Preferred Stock Director. William H. Lenehan has consented to being named in this proxy statement and to serve as the Preferred Stock Director if elected.

Our Board of Directors anticipates that each nominee will serve, if elected, as a director. However, if a nominee is unable to stand for election, proxies voted in favor of such nominee will be voted for the election of such other person as our Nominating and Corporate Governance Committee may recommend to our Board of Directors.

We believe that each of our directors, including the director nominees, have the specific experience, qualifications, attributes, or skills necessary to serve as effective directors on our Board of Directors. A description of our process for identifying and evaluating director nominees, as well as our criteria for membership to our Board of Directors, is set forth under the heading “Corporate Governance Matters — Identification of Director Candidates.”

In addition to the above, our Board of Directors also considered specific qualifications and experiences, described in the biographical details of our directors and director nominees as set forth below.

Our Board of Directors unanimously recommends a vote “FOR” each nominee for election as a director and the nominee for election as the Preferred Stock Director.

Information Regarding the Nominee Directors

The following table and biographical descriptions set forth certain information with respect to the nominees for election as directors at the 2012 annual meeting of common stockholders and the nominee to be the Preferred Stock Director at the special meeting of the Preferred Stockholders, based upon information furnished by each director. Following biographical information for the director nominees and the preferred nominee, we have provided information regarding the specific experience, qualifications, attributes, or skills that have led us to determine that he should serve as a director on our Board of Directors.

Name	Age	Director Since
Nominee Directors
Allan J. Baum	56	2004
Gordon F. DuGan	46	2012
Marc Holliday	46	2004
Gregory F. Hughes	49	—
Jeffrey E. Kelter	58	2004
Charles S. Laven	61	2004
Preferred Stock Director
William H. Lenehan(1)	36	2012

(1)	Mr. Lenehan's term continues until the annual meeting, a special meeting held in lieu thereof or his successor is elected and qualifies; provided, however, that his term will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment.

Nominees for Election

Allan J. Baum.  Mr. Baum has served as one of our directors since August 2004. Mr. Baum also served as the Chairman of our Special Committee, as well as a member of our Audit and Compensation Committees, and as our Lead Independent Director. Mr. Baum retired from Credit Suisse First Boston (“CSFB”) in 2002, where he was a Managing Director and head of the structured finance unit for commercial mortgage-backed securities. Prior to his ten years with CSFB, Mr. Baum served as a Vice President in the Real Estate Investment Bank of Citicorp, and held positions in the tax-exempt housing finance and taxable mortgage finance areas of Merrill Lynch. Mr. Baum also currently serves as a director of Community Development Trust, a for-profit, mission-oriented real estate investment trust. He previously served as Vice President of the Commercial Mortgage Securities Association. In addition, from May 2004 to May 2007, Mr. Baum served as a director for National Consumer Cooperative Bank, a cooperative financial institution which primarily provides financial services to eligible cooperative enterprises, and also served on its audit committee. Mr. Baum received a B.A. degree in Government/Urban Studies from Dartmouth College in 1978 and an M.B.A. in Finance from Columbia University Graduate School of Business in 1983. Mr. Baum's qualifications to serve on our Board of Directors include his executive experience at CSFB and Citicorp, his relevant experience serving on the boards and audit committees for a real estate investment trust and a financial institution and his extensive experience of over 20 years in commercial real estate investment banking.

Gordon F. DuGan.  Mr. DuGan has been our Chief Executive Officer and served as one of our directors since July 2012. Mr. DuGan has over 20 years of senior management experience in the real estate industry. From June 2011 to June 2012, he served as Global Head of Equity Real Estate for Fixed Income Discount Advisory Company (“FIDAC”), a wholly-owned subsidiary of Annaly Capital Management (NYSE: NLY) (“Annaly”), a mortgage real estate investment trust (“REIT”). FIDAC specializes in managing residential and commercial mortgage loans and securities, managing collateralized debt obligation (“CDO”) liquidations and providing other financial services, and serves as the external manager for Chimera Investment Corporation (NYSE: CIM) and CreXus Investment Corp. (NYSE: CXS). From June 2010 to June 2011, Mr. DuGan served as Managing Partner of Northcliffe Asset Management (“Northcliffe”), which managed net leased commercial real estate on behalf of private investors. From May 2004 to July 2010, he was Chief Executive Officer of W. P. Carey & Co. LLC (NYSE: WPC) (“W. P. Carey”), a global investment firm with approximately

$12.5 billion of assets under management, and considered to be one of the leading providers of net lease financing for corporate properties. Prior to that, Mr. DuGan served in various capacities with W.P. Carey, including President and Head of Investments. Mr. DuGan served as a director of W.P. Carey from 2002 through July 2010. Mr. DuGan also served as a director of Corporate Property Associates 17 — Global Incorporated from its formation in 2007 until July 2010. He served as a director of Corporate Property Associates 14 Incorporated from February 2005 until April 2006 and then from June 2007 through July 2008, Corporate Property Associates 15 Incorporated from 2005 through June 2010 and Corporate Property Associates 16 — Global Incorporated from December 2003 to July 2008. Mr. DuGan also served as a director of Corporate Property Associates 12 Incorporated from February 2005 to September 2006. He is a former member of the Board of NAREIT. Mr. DuGan is a member of the Advisory Boards of India 2020 Limited, a private equity firm investing in India, and of the Innocence Project. Mr. DuGan received his B.S. in Economics from the Wharton School at the University of Pennsylvania. Mr. DuGan's qualifications to serve on our Board of Directors include his extensive leadership skills and executive experience at FIDAC, Northcliffe and W. P. Carey, and his prior board experience.

Gregory F. Hughes.  Mr. Hughes previously served as our Chief Credit Officer from 2004 to 2008. From November 2010 to present, Mr. Hughes has served as a Principal for Roscommon Capital Limited Partnership, a financial advisory and investment firm. Mr. Hughes also served as the Chief Operating Officer of SL Green Realty Corp. (NYSE: SLG) (“SL Green”) from 2007 to 2010 and its Chief Financial Officer from 2004 to 2010, responsible for finance, capital markets, investor relations and administration. From 2002 to 2003, prior to joining SL Green, Mr. Hughes was Managing Director and Chief Financial Officer of the private equity real estate group at JP Morgan Partners. From 1999 to 2002, Mr. Hughes was a Partner and Chief Financial Officer of Fortress Investment Group, an investment and asset management firm, which managed a real estate private equity fund of approximately $900 million and a NYSE listed real estate investment trust with assets in excess of $1.3 billion. While at Fortress Investment Group, Mr. Hughes was actively involved in evaluating a broad range of real estate equity and structured finance investments and arranged various financings to facilitate acquisitions and fund recapitalizations. Mr. Hughes also served as Chief Financial Officer of Wellsford Residential Property Trust and Wellsford Real Properties, where he was responsible for the firm’s financial forecasting and reporting, treasury and accounting functions, capital markets and investor relations. While at Wellsford Residential Property Trust, Mr. Hughes was involved in numerous public and private debt and equity offerings and during his tenure Wellsford Residential Property Trust became one of the first real estate investment trusts to obtain an investment grade rating. From 1985 to 1992, Mr. Hughes worked at Kenneth Leventhal & Co., a public accounting firm specializing in real estate and financial services. Mr. Hughes received a B.S. degree in Accounting from the University of Maryland and is a Certified Public Accountant. Mr. Hughes' qualifications to serve on our Board of Directors include his extensive experience serving as an officer for various public companies and his financial and accounting skills as a Certified Public Accountant.

Marc Holliday.  Mr. Holliday has served as one of our directors since August 2004 and was our President and Chief Executive Officer from August 2004 until October 2008. Mr. Holliday served on our Special Committee and also has served on our Investment Committee from August 2004 until June 2010. Mr. Holliday became our consultant after stepping down from his positions as our President and Chief Executive Officer from October 2008 until April 2009. Mr. Holliday is the Chief Executive Officer and a director of SL Green. He served as Chief Investment Officer of SL Green from July 1998, when he joined SL Green, through 2003 and was named its President until April 2007, when Andrew Mathias, our former Chief Investment Officer, was promoted to that position, and elected to its board of directors in 2001. Prior to joining SL Green, he was Managing Director and Head of Direct Originations for New York-based Capital Trust (NYSE: CT), a mezzanine finance company. While at Capital Trust, Mr. Holliday was in charge of originating direct principal investments for the firm, consisting of mezzanine debt, preferred equity and first mortgages. From 1991 to 1997, Mr. Holliday served in various management positions, including Senior Vice President at Capital Trust's predecessor company, Victor Capital Group, a private real estate investment bank specializing in advisory services, investment management, and debt and equity placements. Mr. Holliday received a B.S. degree in Business and Finance from Lehigh University in 1988, and a M.S. degree in Real Estate Development from Columbia University in 1990. Mr. Holliday's qualifications to serve on our Board of Directors include his extensive executive experience as Chief Executive Officer at SL Green, as our former

President and Chief Executive Officer, his long-time leadership skills in various management positions of various companies, as well as his deep exposure in the real estate industry.

Jeffrey E. Kelter.  Mr. Kelter has served as one of our directors since August 2004. Mr. Kelter also serves as the Chairman of our Compensation Committee, as well as a member of our Nominating and Corporate Governance and Investment Committees. Mr. Kelter also served on our Special Committee. Mr. Kelter has been a senior partner of KTR Capital Partners since 2004. From 1997 to 2004, Mr. Kelter was President and Chief Executive Officer and a trustee of Keystone Property Trust (“Keystone”), an industrial REIT. Keystone merged during the third quarter of 2004 with and into a joint venture between ProLogis and affiliates of investment companies managed by Eaton Vance Management. Mr. Kelter had been President and a trustee of Keystone from its formation in December 1997 and was appointed Chief Executive Officer in December 1998. He has over 20 years of experience in all phases of commercial real estate including development and third-party management. Prior to forming Keystone, he served as President and Chief Executive Officer of Penn Square Properties, Inc. (“Penn Square”) in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. At Penn Square, he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets. Mr. Kelter received a B.A. from Trinity College. Mr. Kelter's qualifications to serve on our Board of Directors include his executive experience as President and Chief Executive Officer of Keystone and Penn Square, and his vast experience of over 20 years in commercial real estate.

Charles S. Laven.  Mr. Laven has been one of our directors since August 2004. In addition, Mr. Laven is the Chairman of our Nominating and Corporate Governance Committee, as well as a member of our Audit and Compensation Committees. Mr. Laven has been the President of Forsyth Street Advisors LLC, a New York based company specializing in real estate finance and consulting, since July 2003. From 1991 to 2003, Mr. Laven was a partner of Hamilton, Rabinovitz, & Alschuler, Inc. (“HR&A”), a financial, policy and management consulting firm focusing on complex housing finance, real estate, economic development and strategic planning problems. Prior to his 12 years with HR&A, Mr. Laven served as principal of Caine Gressel Midgley Slater Incorporated and, from 1981 to 1982, served as principal of Charles Laven and Associates. Mr. Laven also currently serves as chairman of the Urban Homesteading Assistance Board and as a director for Citizens Housing and Planning Council. In addition, Mr. Laven served on the board of directors of Madison Harbor Balanced Strategies, Inc., a real estate fund, from December 2003 to October 2004. Mr. Laven holds a B.S. degree in Architectural Design from the Massachusetts Institute of Technology. From 1980 to 1981, Mr. Laven was a Loeb Fellow in Advanced Environmental Affairs at the Harvard University School of Design. Mr. Laven is an Adjunct Professor of Real Estate at Columbia University's Graduate School of Architecture Planning and Preservation and has been a member of the faculty of Columbia University since 1981. Mr. Laven's qualifications to serve on our Board of Directors include his extensive leadership skills and executive experience at Forsyth Street Advisers LLC and HR&A, his intellectual acumen as a Columbia faculty member and his prior board experience at various companies and organizations.

Preferred Stock Director

Beginning with the fourth quarter of 2008, our Board of Directors elected not to pay the quarterly Series A Preferred Stock dividends of $0.50781 per share. As of September 30, 2011, we had accrued Series A preferred stock dividends for over six quarters which, pursuant to the terms of our charter, permits the holders of the Series A Preferred Stock to elect an additional director to our Board of Directors. In October 2011 we received a written communication from a holder of the Series A Preferred Stock representing more than 20% of the total number of the Series A Preferred Stock requesting, as permitted by Article First, Section 10 of the Articles Supplementary designating the Series A Preferred Stock, that we call a special meeting of the holders of the Series A Preferred Stock to elect a new director. At a special meeting held on January 17, 2012, the holders of the Series A Preferred Stock elected William H. Lenehan to serve on our Board of Directors until the 2012 annual meeting of stockholders, special meeting held in lieu thereof or his successor is elected and qualifies; provided, however, that the term of such director will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment.

Holders of Series A Preferred Stock may only nominate candidates for election at the special meeting in accordance with our charter and bylaws. Mr. Lenehan has consented to being named in this proxy statement and to serve as the Preferred Stock Director if elected. In addition, unless a quorum comprised of the presence, in person or by proxy, of holders of the Series A Preferred Stock entitled to cast a majority of the votes entitled to be cast on the foregoing matter at the special meeting, holders of the Series A Preferred Stock may not conduct any business, and no vote will be held. In the absence of a quorum, Mr. Lenehan will continue to serve as the Preferred Stock Director unless and until his successor is elected and qualifies; provided, however, that his term will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment.

William H. Lenehan.  Mr. Lenehan has served as the Preferred Stock Director since January 2012. He also has served as a special advisor to the board of Evoq Properties, Inc. since June 2012. From June 2011 to December 2011, Mr. Lenehan was the Interim Chief Executive Officer of MI Developments, Inc., a real estate operating company, and served as a member of the Board of Directors of MI Developments, Inc. and its Strategic Review Committee. From August 2001 to February 2011, Mr. Lenehan was an investment professional at Farallon Capital Management, L.L.C. in the real estate group, where he was involved with numerous private equity investments in the real estate sector, including office buildings, residential land, resort communities, mixed use properties and retail properties. Mr. Lenehan has served as a director and an audit committee member of Stratus Properties Inc. (NASDAQ: STRS), a real estate development company, since May 2012. Mr. Lenehan has a BA in economics and classics from Claremont McKenna College. Mr. Lenehan's qualifications to serve on our Board of Directors include his extensive real estate investment and management experience and public company director experience.

Biographical Information Regarding Executive Officers Who Are Not Directors

Benjamin P. Harris.  Mr. Harris has been our President since August 2012, and served as our Chief Investment Officer from July 2012 until August 2012. Mr. Harris served as the Head of U.S. Net Lease Investments for FIDAC from June 2011 to June 2012 and has over 10 years of experience sourcing, underwriting and closing sale-leaseback and net lease transactions. Mr. Harris served as the Head of US Investments of Northcliffe from October 2010 to June 2011, and as Head of US Investments of W. P. Carey from September 2005 to October 2010. Mr. Harris joined W. P. Carey in June 1998 as an analyst in its Finance Department and moved to the United States investment department in 1999, and was promoted to Second Vice President in March 2000. He became Vice President in 2001, Director and First Vice President in 2002, Executive Director in 2003, Head of US Investments in September 2005 and Managing Director in March 2006. Mr. Harris graduated with joint degrees from the University of King's College and Dalhousie University in Canada. He is a CFA charter holder and a member of the New York Society of Securities Analysts. Mr. Harris also serves on the board of the New York Philharmonic. Mr. Harris is 37 years old.

Jon W. Clark.  Mr. Clark has been our Chief Financial Officer and Treasurer since April 2009. He has also been our Chief Accounting Officer since March 2009. Prior to his election as our Chief Accounting Officer, Mr. Clark served as our Vice President and Controller from June 2007 until March 2009. Mr. Clark was previously employed by GKK Manager LLC (the “Manager”) from June 2007 until April 24, 2009. Prior to joining the Manager, Mr. Clark was a Director at BlackRock Financial Management where he managed the accounting and finance department for real estate debt products. During that time, Mr. Clark also served as Assistant Treasurer at Anthracite Capital, Inc., which was a publicly traded mortgage REIT that specialized in subordinate commercial mortgage-backed securities. He joined Blackrock Financial Management in 2000. Prior to joining BlackRock Financial Management, Mr. Clark was a Vice President at Cornerstone Properties, Inc. (acquired by Equity Office Properties in 2000) where he established its internal audit department. Mr. Clark is a certified public accountant and obtained his public accountancy experience as a manager in the national real estate practices of Arthur Andersen LLP and BDO Seidman LLP. Mr. Clark holds a B.B.A. degree in Accountancy from Western Michigan University. Mr. Clark is 44 years old.

Michael G. Kavourias.  Mr. Kavourias has been our Executive Vice President and Chief Legal Officer since April 2009 and our Secretary effective since March 2012. Mr. Kavourias is responsible for asset management, special servicing, enforcements and remedial actions, restructuring and workouts and the negotiation, documentation and closing of loan investments and managing our relationships with outside law firms. Prior to his election as our Executive Vice President and Chief Legal Officer, Mr. Kavourias served as our General Counsel of our commercial real estate finance business, which operates under the name Gramercy Finance. Previously, Mr. Kavourias had served as our Senior Vice President and Transaction Counsel from October 2005 until March 2008. Prior to that, Mr. Kavourias was a Special Counsel in the Real Estate Department in Cadwalader, Wickersham & Taft LLP's New York office (“Cadwalader”), where he concentrated on commercial real estate financing and representing major financial institutions, investment banks and commercial banks. Prior to joining Cadwalader in 2000, Mr. Kavourias was a Special Counsel in the Real Estate Structured Finance Department of Rosenman & Colin LLP. Prior to that, Mr. Kavourias was the managing partner in a boutique real estate law firm, which he co-founded in 1994. Mr. Kavourias began his career in 1989 as an associate at Thacher Proffitt & Wood's Real Estate Group. He attended New York University and received his J.D. from St. John's University, where he was a Thomas More Scholar and member of the Law Review. Mr. Kavourias is a Certified Public Accountant and practiced public accounting from 1984 to 1986 with Price Waterhouse prior to attending law school. Mr. Kavourias has substantial experience in the origination and sale and purchase of commercial mortgage loans and mezzanine financing, as well as a wide range of experience in the sale and acquisition of commercial and residential real estate. Mr. Kavourias is 49 years old.

Our Board of Directors and Its Committees

Our Board of Directors currently consists of seven members. Each of our directors serves for a term that lasts until the next annual meeting of common stockholders or special meeting of Preferred Stockholders, as applicable, and until their successor, if any, is duly elected or appointed and qualifies. Six of our directors are subject to annual election by holders of our common stock and one of our directors is elected by our Preferred Stockholders. Accordingly, our common stockholders will be asked to elect six directors at our annual meeting and our Preferred Stockholders will be asked to elect one director at our special meeting.

Our Board of Directors has affirmatively determined that Messrs. Allan J. Baum, Jeffrey E. Kelter, Gregory F. Hughes and Charles S. Laven, representing a majority of its members, are independent of our management, as such term is defined by the rules of the NYSE and the SEC. Our Board of Directors does not affirmatively determine whether Mr. William H. Lenehan is independent under the listing standards of the NYSE, the applicable rules promulgated by the SEC or our director independence standards. In determining director independence, our Board of Directors considers all relevant facts and circumstances, the NYSE listing standards, as well as our director independence criteria. Under the NYSE listing standards, no director qualifies as independent unless our Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. No arrangement or understanding exists between any director or executive officer and any other person or persons pursuant to which any director or executive officer was, or is, to be selected as a director or nominee.

Our Board of Directors held 18 meetings during fiscal year 2011. Each of the directors then serving on our Board of Directors attended at least 85% of the total number of meetings of our Board of Directors held during 2012. In addition, our directors also met several times in strategic sessions to discuss our overall strategic business plan and operating expense infrastructure. The non-executive directors also regularly hold executive sessions in which our management does not participate. For a discussion of the leadership structure of our Board of Directors and its role in risk oversight, see “Corporate Governance Matters” in this proxy statement.

Audit Committee.  We have a standing Audit Committee, consisting of Messrs. Konigsberg (Chairman), Baum and Laven, each of whom is “independent” within the meaning of the rules of the NYSE and the SEC and each of whom meet the financial literacy standard required by the rules of the NYSE. Our Board of Directors has determined that Mr. Gregory F. Hughes is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended. Our Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. The function of our Audit Committee is oversight. Our management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing management's assessment of the effectiveness of internal control over financial reporting and other procedures. Our Board of Directors has adopted a written charter for our Audit Committee, a copy of which is available on our website at www.gkk.com. Additional information regarding the functions performed by our Audit Committee is set forth in the “Audit Committee Report” included in this proxy statement. Our Audit Committee held five meetings during fiscal year 2011. All of the committee members attended the meetings of our Audit Committee held during fiscal year 2011.

Compensation Committee.  We have a standing Compensation Committee, consisting of Messrs. Kelter (Chairman), Baum and Laven, each of whom is “independent” within the meaning of the rules of the NYSE. Our Compensation Committee is responsible for, among other things: (1) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and such other executive officers that may be designated by our Chief Executive Officer, evaluating the performance of such officers in light of such goals and objectives, and determining and approving the compensation of such officers based on these evaluations; (2) approving the compensation of our other executive officers; (3) recommending to our Board of Directors for approval the compensation of the non-employee directors; (4) administering the issuance of any award under our Amended and Restated 2004 Equity Incentive Plan (our “2004 Equity Incentive Plan”) and our 2012 Inducement Equity Incentive Plan; and (5) reviewing the Compensation Discussion and Analysis for inclusion in this proxy statement. Compensation decisions for our executive officers and directors are made by our Compensation Committee. Our Compensation Committee has retained FTI Consulting, Inc. (“FTI”) as our compensation consultant to provide it with relevant market data concerning the marketplace, our peer group and other compensation developments. See “Executive Compensation — Compensation Discussion and Analysis.” Our Board of Directors has adopted a written charter for our Compensation Committee, a copy of which is available on our website at www.gkk.com. Our Compensation Committee held three meetings during fiscal year 2011. All of the committee members attended the meetings held by our Compensation Committee during fiscal year 2011.

Nominating and Corporate Governance Committee.  We have a standing Nominating and Corporate Governance Committee, consisting of Messrs. Laven (Chairman), Kelter and Konigsberg, each of whom is “independent” within the meaning of the rules of the NYSE. Our Nominating and Corporate Governance Committee is responsible for, among other things, assisting our Board of Directors in identifying individuals qualified to become Board members, recommending to our Board of Directors the director nominees to be elected at each annual meeting of stockholders, recommending to our Board of Directors the directors to serve on each of our Board of Directors' committees, developing and recommending to our Board of Directors the corporate governance principles and guidelines applicable to our company and directing our Board of Directors in an annual review of its performance. Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, a copy of which is available on our website at www.gkk.com.  Our Nominating and Corporate Governance Committee held one meeting during fiscal year 2011. All of the nominees were re-elected at our 2011 annual meeting of stockholders. All of the committee members attended the meeting held by our Nominating and Corporate Governance Committee during fiscal year 2011.

Investment Committee.  We have a standing Investment Committee currently consisting of Messrs. DuGan (Chairman) (who joined the Investment Committee effective July 1, 2012), Baum and Kelter. Mr. Roger M. Cozzi, our former Chief Executive Officer, served as Chairman of our Investment Committee until July 1, 2012. Our Investment Committee must unanimously approve all transactions involving investments of (i) $50 million or more with respect to investments in commercial mortgage-backed securities, (ii) $35 million or more with respect to whole loans, (iii) $30 million or more with respect to subordinate interests in whole loans, and (iv) $20 million or more with respect to mezzanine loans, preferred equity, equity investments in commercial real estate properties net leased to tenants, and real estate investments. Our Board of Directors must approve investments (i) over $75 million with respect to whole loans and investments in commercial mortgage-backed securities, (ii) over $65 million with respect to subordinate interests in whole loans, (iii) over $55 million with respect to mezzanine loans and (iv) over $50 million with respect to preferred equity, equity investments in commercial real estate properties net leased to tenants, and real estate investments. Our Investment Committee did not hold any meetings during fiscal year 2011.

Special Committee.  In addition to the standing committees of our Board of Directors, in June 2011, our Board of Directors established a Special Committee to direct and oversee an exploration of strategic alternatives available to us subsequent to the execution of the collateral transfer and settlement agreement (the “Settlement Agreement”) for the Gramercy Realty division assets. The Special Committee considered the feasibility of raising debt or equity capital, the possibility of a strategic combination of us, a strategic sale of our assets, or modifying our business plan, including making additional debt repurchases or investing our available capital outside of our CDOs. At the direction of the special committee, we engaged Wells Fargo Securities, LLC to act as our financial advisor and to assist in the process. The members of the Special Committee consisted of Messrs. Baum, Kelter and Holliday. On June 13, 2012, we announced that our Board of Directors, following an extensive review of strategic alternatives, approved a new investment strategy focusing on single tenant net lease investments and appointed Gordon F. DuGan as our Chief Executive Officer.

Director Compensation

The following table* sets forth information regarding the compensation paid to, and the compensation expense we recognized with respect to, our non-executive directors during the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation ($)	Total ($)
Allan J. Baum	$196,000	$3,229	$5,800	$—	$205,029
Marc Holliday(4)	$167,500	$3,229	$5,800	$—	$176,529
Jeffrey E. Kelter	$181,000	$3,229	$5,800	$—	$190,029
Paul J. Konigsberg	$161,500	$3,229	$5,800	$—	$170,529
Charles S. Laven	$164,000	$3,229	$5,800	$—	$173,029
William H. Lenehan(5)	$—	$—	$—	$—	$—

*	The columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(1)	Each of Messrs. Baum, Kelter, Konigsberg and Laven deferred $60,000 of his 2011 cash compensation pursuant to our Directors' Deferral Program. Deferred compensation is comprised of 50% of annual fees earned and is credited in the form of phantom stock units. Each of Messrs. Baum, Kelter, Konigsberg and Laven received 19,759 phantom stock units, in connection with 2011 cash compensation each elected to defer.
(2)	Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the aggregate grant date fair value of stock awards issued to the director as determined pursuant to Financial Accounting Standards Board's Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or FASB ASC Topic 718. The assumptions used to calculate the grant date value of such awards for are set forth under Notes 2 and 15 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The shares of restricted stock awarded to each non-executive director during 2011 was as follows: Mr. Baum — 1,500; Mr. Holliday — 1,500; Mr. Kelter — 1,500; Mr. Konigsberg — 1,500; and Mr. Laven — 1,500.
(3)	Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the aggregate grant date fair value of the option awards issued to the director as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the grant date value of such awards are set forth under Notes 2 and 15 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The number of options awarded to each non-executive director during 2011 was as follows: Mr. Baum — 5,000; Mr. Holliday — 5,000; Mr. Kelter — 5,000; Mr. Konigsberg — 5,000; and Mr. Laven — 5,000.
(4)	On April 22, 2010, Marc Holliday notified our Board of Directors that he would not stand for election as a director for a new term at our 2010 annual meeting of stockholders. However, Mr. Holliday agreed with our Board of Directors that he would remain as a director on an interim basis for an unspecified period of time following our 2010 annual meeting. Under Maryland law, a director continues as a director until he or she resigns or his or her successor is duly elected and appointed.
(5)	Mr. Lenehan became a member of our Board of Directors on January 17, 2012.

During the fiscal year ended December 31, 2011, each non-executive director received a fee in the amount of $120,000. Each non-executive director also received $1,500 for each meeting of our Board of Directors or a committee of our Board of Directors that he attended. The annual fees payable to our non-executive directors are determined by our Compensation Committee. These fees are payable quarterly, half in cash and half in stock, with each non-executive director having the option to elect to take stock in lieu of cash, up to the full amount or to elect to defer all or part of the annual fee pursuant to our Directors' Deferral Program, as described below. Any portion of the annual fee that a non-executive director elects to receive or defer in stock is made under our 2004 Equity Incentive Plan.

Each non-executive director who served as a chairman of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an additional fee of $10,000, $7,500 and $5,000, respectively, which fees are payable in cash, unless such chairman elects to defer all or part of such fees pursuant to our Directors' Deferral Program. In addition, under our 2004 Equity Incentive Plan, each non-executive director is entitled to an annual grant of stock options to purchase 5,000 shares of common stock, which are priced at the close of business on the first business day in the year of grant, all of which vest on the date of grant. Each non-executive director was also entitled to an annual grant (reviewed on an annual basis) of 1,500 shares of restricted common stock pursuant to our 2004 Equity Incentive Plan, a third of which will vest on the first business day one year from the date of grant, and each of the following two years, respectively, subject to the non-executive director being a member of our Board of Directors on the date such award is expected to vest. A non-executive director may elect to defer all or part of the annual stock grant pursuant to our Directors' Deferral Program. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board of Directors. We reimbursed less than $3,000 for such expenses during 2011.

On March 16, 2005, our Board of Directors adopted the Directors' Deferral Program for non-executive directors. Our non-executive directors may elect to defer up to 100% of their annual cash retainer fees, chairman fees, committee meeting fees and annual stock grant under the Directors' Deferral Program. Unless otherwise elected by a participant, fees deferred under the program shall be credited in the form of phantom shares. Distributions on vested phantom shares shall be made in cash or, if elected by the non-executive director, in shares of common stock. Phantom shares will be settled by the transfer to the non-executive director of one share of common stock for each phantom share, provided that our Compensation Committee at the time of the grant may provide that phantom shares may be settled (i) in cash at the applicable phantom share value, (ii) in cash or by transfer of shares of common stock as elected by the non-executive director or (iii) in cash or by transfer of shares of common stock as elected by us. Phantom shares will be settled on the first day of the month following the date on which the phantom shares vest, or at the election of the non-executive director, upon the earlier of such non-executive director's termination of service, his death or change in control by us, as defined in the Directors' Deferral Program.

During the fiscal year ended December 31, 2011, the chairman of the Special Committee received a retainer of $80,000 for the first six months of service, and the other members of the Special Committee received a retainer of $50,000 for the first six months of service. Our Board of Directors has approved the same compensation for the chairman of the Special Committee and the other members of the Special Committee for their second six months of service. Except as noted below, there were no other changes to the fees that each non-executive director was entitled to receive for the 2011 and 2012 fiscal years.

Effective as of July 1, 2012, Allan J. Baum was appointed Lead Independent Director, as described on page 18 under “Corporate Governance Matters — Board of Directors Leadership Structure.” In connection with Mr. Baum 's appointment as Lead Independent Director, Mr. Baum is entitled to receive an additional annual retainer, separate from and in addition to fees payable to all independent directors, of $75,000 for 2012 and $50,000 for each year thereafter, payable 50% in the form of cash and 50% in the form of common stock, unless Mr. Baum elects to receive 100% of the additional annual retainer in the form of stock.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to ratification of this appointment by our common stockholders. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law, the NYSE or our organizational documents. However, as a matter of good corporate governance, our Board of Directors has elected to submit the appointment of Ernst & Young LLP to our common stockholders for ratification at the 2012 annual meeting. If our common stockholders fail to ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the matter, taking into consideration the common stockholder vote on the ratification and the advisability of appointing a new independent registered public accounting firm prior to the completion of the 2012 audit and may decide to retain Ernst & Young LLP notwithstanding the vote. Ernst & Young LLP has served as our independent registered public accounting firm since our formation in April 2004 and is considered by our management to be well-qualified. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in us or any of our subsidiaries in any capacity.

A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fee Disclosure

Audit Fees

Fees for audit services totaled approximately $2,334,523 in 2011 and $2,479,804 in 2010, of which $311,325 and $296,500 was attributable to Sarbanes-Oxley 404 planning and testing in 2011 and 2010, respectively. Audit fees include fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. In addition, audit fees include fees for services relating to reporting requirements in connection with our mortgage and mezzanine loans. Audit fees also include fees for accounting research.

Audit-Related Fees

Fees for audit-related services totaled approximately $65,000 in 2011 and $10,250 in 2010. The audit-related services for 2011 principally included fees for certain procedures performed in association with SEC filings, including an unaudited pro forma condensed consolidated financial statement issued in a current report on Form 8-K on December 7, 2011. The audit-related services for 2010 principally included fees for comfort letters and consents in connection with modifying debt arrangements and our November 2010 tender offer.

Tax Fees

Fees for tax compliance, tax advice and tax planning totaled approximately $272,615 in 2011 and $156,000 in 2010.

All Other Fees

We did not incur fees in 2011 and 2010 for other services not included above.

Our Audit Committee considers whether the provision by Ernst & Young LLP of the services that are required to be described under “All Other Fees” is compatible with maintaining Ernst & Young LLP's independence from both management and our company.

Pre-Approval Policies and Procedures of Our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if: (1) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (2) we did not recognize such services at the time of the engagement to be non-audit services; and (3) such services are promptly brought to our Audit Committee's attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young LLP in 2011 were pre-approved by our Audit Committee.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL 3: RESOLUTION TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE
COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our common stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this proxy statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this proxy statement includes the disclosures under “Executive Compensation — Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this proxy statement, as required by SEC rules.

In considering their vote, we encourage common stockholders to carefully review the information presented on our compensation policies and decisions regarding our executive officers, as disclosed in detail in this proxy statement under “Executive Compensation.” Our Board of Directors believes that our long-term success depends in large measure on the talents of our employees and, as described below under “Executive Compensation — Compensation Discussion and Analysis,” we, through our executive compensation programs, seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while allowing us the flexibility to differentiate actual pay based on individual and organizational performance. Our Compensation Committee has designed our compensation program to (i) attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead our company effectively, (ii) provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value, (iii) motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, (iv) hold executives accountable for their level of success in attaining specific goals set for them individually, (v) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics, and (vi) achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking.

Our Board of Directors has determined that the best way to allow common stockholders to vote on the compensation of our named executive officers is through the following resolution:

RESOLVED, that the common stockholders of Gramercy Capital Corp. (the “Company”) advise that they approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company's proxy statement for the Company's 2012 annual meeting of stockholders, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the proxy statement relating to the Company's 2012 annual meeting of stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as disclosed in accordance with SEC rules in this proxy statement. Although this vote is advisory and non-binding, our Board of Directors and the Compensation Committee value the opinions of our common stockholders and will consider the voting results as an additional tool to guide it when making future decisions regarding compensation of our named executive officers.

Our Board of Directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in accordance with SEC rules in this proxy statement, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this proxy statement.

AUDIT COMMITTEE REPORT

The following is a report by the Audit Committee of the Board of Directors of Gramercy Capital Corp. (the “Audit Committee”) regarding the responsibilities and functions of the Audit Committee. This report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this report by reference in any such document.

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with the written charter of the Audit Committee. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 with management, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, the quality of such principles and practices, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, who is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosure and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with Ernst & Young LLP, their independence from both management and our company and considered the compatibility of Ernst & Young LLP's provision of non-audit services to our company with their independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting, including off-balance sheet investments, and our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Our Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. It also has determined that the Audit Committee has at least one “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Mr. Paul J. Konigsberg, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

The Audit Committee held five meetings during fiscal year 2011 (including non-management director sessions after certain of these meetings). The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, except for Mr. Konigsberg. The committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Ernst & Young LLP is in fact “independent.”

Submitted by the Audit Committee

Paul J. Konigsberg (Chairman)
Allan J. Baum
Charles S. Laven

October 16, 2012

CORPORATE GOVERNANCE MATTERS

This section of our proxy statement contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE's corporate governance rules that were approved by the SEC. We are committed to operating our business under strong and accountable corporate governance practices. Our Board of Directors reviews these guidelines and other aspects of our corporate governance periodically. You are encouraged to visit the corporate governance section of the “Investor Relations — Corporate Governance” page of our corporate website at www.gkk.com to view or to obtain copies of our committee charters, code of business conduct and ethics, corporate governance principles and director independence standards. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of the respective charters of our committees, code of business conduct and ethics, corporate governance principles and director independence standards by directing your request in writing to Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. Additional information relating to the corporate governance of our company is also included in other sections of this proxy statement.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board of Directors carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of our Board of Directors, management responsibilities and meeting procedures. These guidelines meet or exceed the listing standards adopted by the NYSE, on which our common stock is listed. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to our Board of Directors.

Board of Directors Leadership Structure

Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. It understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant.

Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board of Directors. Currently, we have not appointed a Chairman. However, our Board of Director consists of a majority of independent and non-executive directors and our Board of Directors has appointed Mr. Baum, one of our independent directors, as Lead Independent Director to coordinate the activities of our Board of Directors and to assure effective corporate governance in managing the affairs of our Board of Directors and us. These independent and non-executive directors, under the leadership and coordination of the Lead Independent Director, meet regularly in executive session without the presence of management or interested directors in order to promote discussion among the independent and non-executive directors and to assure independent oversight of management. Our Lead Independent Director (i) presides at all meetings of the independent directors and any Board of Directors meeting when the Chief Executive Officer is not present, including executive sessions of the independent and non-executive directors, (ii) approves and informs the Chief Executive Officer as to the quality and timeliness of information sent to our Board of Directors and the appropriateness of meeting agenda items, (iii) serves as the primary liaison between the independent and non-executive directors and the Chief Executive Officer, (iv) holds a principal role in the evaluation of our Board of Directors and the evaluation of the Chief Executive Officer, (v) recommends to our Board of Directors and its committees the hiring and retention of any consultants that report directly to our Board of Directors, (vi) responds directly to stockholder questions or inquiries directed to the Lead Independent Director or the independent and non-executive directors as a group, (vii) upon request and when appropriate, ensures he is available for direct communication with major stockholders, and

(viii) performs other duties as our Board of Directors may from time to time delegate. In addition, our Board committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, and the development and implementation of corporate governance policies, each consist entirely of independent directors. Therefore, our Board of Directors believes that its majority independent composition and the strength of our independent and non-executive directors, under the leadership and coordination of the Lead Independent Director, provide effective corporate governance at our Board of Directors level and independent oversight of both our Board of Directors and our executive officers. The current leadership structure, when combined with the functioning of the independent and non-executive director component of our Board of Directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. As part of its annual self-assessment, our Board of Directors will consider whether the current leadership structure continues to be optimal for us and our stockholders.

Board of Directors' Role in Risk Oversight

Our Board of Directors is responsible for the oversight of our risk management. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through (i) the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant/borrower concentrations and credit worthiness, leasing activity and expirations, loan defaults and maturities, liquidity, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other legal, regulatory, accounting, and strategic matters relating to our business, (ii) the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, originations and acquisitions of loans, new borrowings and the appointment and retention of our senior management, (iii) the direct oversight of specific areas of our business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iv) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal control over financial reporting. Our Board of Directors also relies on management to bring significant matters impacting us to its attention.

Our Board of Directors oversees and monitors our risk management framework and actively reviews risks that may be material to us. As part of this oversight process, our Board of Directors regularly receives reports from management on areas of material risk to us. Our Board of Directors receives these reports from the appropriate sources within our company to enable it to understand our risk identification, risk management and risk mitigation strategies. To the extent applicable, our Board of Directors and its committees coordinate their risk oversight roles. Our Board of Directors recognizes that it is not possible to identify all of the risks that may affect us or to develop processes and controls to eliminate or mitigate their occurrence or effects. As part of its regular oversight of us, our Board of Directors interacts with and reviews reports from, among others, our executive officers, our chief compliance officer, our independent registered public accounting firm, our outside corporate counsel, our compensation consultant and a variety of other financial and other advisors, as appropriate, regarding risks faced by us and applicable risk controls. Our Board of Directors may, at any time and in its discretion, change the manner in which they conduct risk oversight. The goal of these processes is to achieve serious and thoughtful board-level attention to our risk management process and framework, the nature of the material risks we face and the adequacy of our risk management process and framework designed to respond to and mitigate these risks.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the directors serving on our Board of Directors must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. In addition, our Board of Directors has adopted director independence standards, which are certain additional categorical standards to assist in making determinations with respect to the independence of directors. Our Board of Directors has affirmatively determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships, of which our Board of

Directors had knowledge, between or among the directors and our company or our management (any such relationships, if any, are described in the section of this proxy statement entitled “Certain Relationships and Related Transactions”), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE, the applicable rules promulgated by the SEC and our director independence standards: Messrs. Allan J. Baum, Jeffrey E. Kelter, Gregory F. Hughes and Charles S. Laven. Our Board of Directors does not affirmatively determine whether Mr. William H. Lenehan is independent under the listing standards of the NYSE, the applicable rules promulgated by the SEC or our director independence standards.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics as required by the listing standards of the NYSE that applies to our directors and executive officers and our employees. The Code of Business Conduct and Ethics was designed to assist our directors and executive officers and our employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our company's assets, confidentiality, communications with the public, accounting matters, records retention, fair dealing, discrimination and harassment and health and safety. A copy of the Code of Business Conduct and Ethics is accessible, free of charge at our website, www.gramercycapitalcorp.com. If we grant waivers from or make amendments to the Code of Business Conduct and Ethics that are required to be disclosed pursuant to the Exchange Act or applicable listing requirements, we will make those disclosures on our website within four business days following the date of such waiver or amendment.

Audit Committee Financial Expert

Our Board of Directors has determined that our Audit Committee has at least one “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Mr. Paul J. Konigsberg, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our Board of Directors has determined that Mr. Gregory F. Hughes is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended.

Communications with Our Board of Directors

We have a process by which stockholders and/or other parties may communicate with our Board of Directors, our Lead Independent Director, our independent and non-executive directors as a group or our individual directors (including the independent and non-executive directors). Any such communications may be sent to our Board of Directors, our Lead Independent Director or any named individual director (including the independent and non-executive directors), by U.S. mail or overnight delivery and should be directed to the Secretary at Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, who will forward such communications on to the intended recipient or recipients. Our Chief Legal Officer and our General Counsel will review each communication received in accordance with this process to determine whether the communication requires immediate action. These officers will forward all appropriate communications received, or a summary of such communications, to the appropriate member(s) of our Board of Directors. However, we reserve the right to disregard any communication that our Chief Legal Officer and our General Counsel determine is unduly hostile, threatening or illegal, does not reasonably relate to us or our business, or is similarly inappropriate. These officers have the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Any such communications may be made anonymously.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to our financial reporting, you may do so in writing to the Chairman of our Audit Committee, c/o Secretary, Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

We encourage members of our Board of Directors to attend each annual meeting of stockholders. Mr. Cozzi attended our annual meeting of stockholders held on December 6, 2011.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on our Board of Directors and for recommending to our Board of Directors the director nominees to be considered for election at our annual meetings of stockholders.

Each director candidate must have (i) education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to our business or to our status as a publicly-owned company, (ii) a reputation for integrity, (iii) a reputation for exercising good business judgment and (iv) sufficient available time to be able to fulfill his or her responsibilities as a member of our Board of Directors and of any committees to which he or she may be appointed.

In making recommendations to our Board of Directors, our Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, education, experience with businesses and other organizations comparable to our company, the interplay of the candidate's experience with the experience of other Board members, the candidate's industry knowledge and experience, the ability of a nominee to devote sufficient time to our affairs, any actual or potential conflicts of interest and the extent to which the candidate generally would be a desirable addition to our Board of Directors and any of its committees. Attributes that our Nominating and Corporate Governance Committee consider include: (i) prior experience on our Board of Directors and other relevant board level experience; (ii) real estate industry experience; (iii) transactional experience, especially within the real estate industry; (iv) relevant experience in property operations; (v) financial expertise; (vi) legal and/or regulatory experience; (vii) knowledge of and experience with corporate governance matters; (viii) experience with executive compensation matters; and (ix) prior experience in risk management.

While we do not have a formal written diversity policy, our Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating director candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the composition of our Board of Directors as multiple and varied points of view contribute to a more effective decision-making process.

When considering current directors for re-nomination to our Board of Directors, our Nominating and Corporate Governance Committee takes into account the performance of each director. Our Nominating and Corporate Governance committee also reviews the composition of our Board of Directors in light of the current challenges and needs of our Board of Directors and us, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, age, skills, background and experience.

Our Nominating and Corporate Governance Committee may solicit and consider suggestions of our directors or management regarding possible nominees. Our Nominating and Corporate Governance Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board of Directors. Any recommendations by stockholders should follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should also provide the reasons supporting a candidate's recommendation, the candidate's qualifications and the candidate's written consent to being considered as a director nominee. No director candidates were recommended by holders of our common stock for election at the 2012 annual meeting.

Executive Sessions of Independent and Non-Executive Directors

In accordance with the Corporate Governance Guidelines, the independent and non-executive directors serving on our Board of Directors generally meet in executive session after each regularly scheduled meeting of our Board of Directors or our Audit Committee without the presence of any directors or other persons who are part of our management. The executive sessions regularly are chaired by our Lead Independent Director.

Disclosure Committee

We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls, assist and advise the Chief Executive Officer and Chief Financial Officer in making the required certifications in SEC reports and evaluate our company's internal control function. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Chief Executive Officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

On April 24, 2009, we acquired the Manager from SL Green, the parent company of the Manager. We refer to this acquisition as the Internalization. In connection with the Internalization, the Manager became a wholly-owned subsidiary of GKK Capital LP (our “Operating Partnership”), and certain employees of the Manager (including our current executive officers) became our employees. In connection with the Internalization, we assumed, among other things, the obligations of the Manager under certain employment contracts between the Manager and Roger M. Cozzi, our former Chief Executive Officer, Timothy J. O'Connor, a consultant and our former President, and Robert R. Foley, our former Chief Operating Officer. On April 27, 2009, we entered into an employment contract with Jon W. Clark, our Chief Financial Officer, effective as of April 24, 2009, which employment contract was amended on January 17, 2012. On July 28, 2011, we entered into amendments to the employment contracts of Messrs. Cozzi and O'Connor. On August 31, 2011, Michael G. Kavourias entered into a retention agreement, effective as of July 28, 2011, with us, which retention agreement was amended on June 12, 2012. The material terms of the employment and retention agreements with our executive officers are described under “— Potential Payments upon Termination or Change in Control — Employment and Severance Agreements of Former Named Executive Officers.”

Prior to the Internalization, we did not pay, and were not involved in determining, any of our executive officers' cash compensation. Subsequent to the Internalization, our Compensation Committee has reviewed our compensation program and policies and has established a compensation program that is appropriate and adequate for an internally-managed company in our industry and under current market and company-specific conditions. This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions since the Internalization. It provides qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our named executive officers (as defined below) and places in perspective the data presented in the tables and narrative that follow.

We refer to the individuals who served as our Chief Executive Officer and Chief Financial Officer during our 2011 fiscal year, as well as the other individuals included in the “Summary Compensation Table” on page 33, as the “named executive officers” or our “executives,” unless the context otherwise requires or indicates.

In June 2012, we announced that our Board of Directors had, following an extensive review of strategic alternatives, approved our new investment strategy and had appointed Gordon F. DuGan as our new Chief Executive Officer and a member of our Board of Directors, and Benjamin P. Harris as our new President. On June 7, 2012, we entered into an employment agreement with Mr. DuGan pursuant to which Mr. DuGan agreed to serve as our Chief Executive Officer for a five-year term commencing on July 1, 2012. On June 12, 2012, we entered into an employment agreement with Mr. Harris, pursuant to which Mr. Harris agreed to serve as one of our senior executive officers for five years commencing on July 1, 2012. Mr. Harris initially served as our Chief Investment Officer through July 31, 2012 and thereafter has served as our President. The material terms of the employment agreements with Messrs. DuGan and Harris are described under “— Changes to Our Compensation Program in 2012” and “— Potential Payments upon Termination or Change in Control — Employment and Retention Agreements.”

Response to the 2011 “Say-on-Pay” Vote

In December 2011 at our Annual Meeting of Shareholders, approximately 65% of our common shareholders voting on our “say-on-pay” proposal voted “FOR” and approximately 35% voted “AGAINST” the executive compensation of our named executive officers as set forth in our 2011 proxy statement. We believe that the most significant factor influencing the “AGAINST” voting percentage was our decision, in August 2011, to amend the vesting schedules of LTIP units in our Operating Partnership (“LTIP Units”) previously granted to our Chief Executive Officer, Roger M. Cozzi, and our President, Timothy J. O'Connor, to be partially performance based and partially passage-of-time based. We believe that the amended LTIP Unit vesting schedules adopted for these grants were fair and reasonable under the circumstances, particularly in light of the simultaneous agreements of Messrs. Cozzi and O'Connor to extend the terms of their employment contracts. In response to receiving a higher than desired “AGAINST” voting percentage, our Compensation Committee and members of management have undertaken an in-depth review of our pay practices prior to granting any new long-term incentives to our named executive officers. In connection with the appointment of Mr. DuGan, as our Chief Executive Officer, and Mr. Harris, as our President, we decided to grant equity awards to them pursuant to the 2012 Outperformance Plan in which these executives may earn, in the aggregate, up to $20 million of LTIP Units based on our common stock price appreciation over a four-year performance period ending June 30, 2016. While our Compensation Committee does not set specific fixed targets that entitle the executive officers to formulaic bonuses, cash incentive bonuses and equity incentive awards are discretionary, thereby allowing for the opportunity for greater compensation when performance is superior and lower compensation when performance is less successful. Our compensation program is more fully described below.

Objectives of Our Compensation Program

As an integrated commercial real estate finance and property management company, we operate in a highly competitive market. We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while allowing us the flexibility to differentiate actual pay based on individual and organizational performance.

Our Compensation Committee, in consultation with our Chief Executive Officer and external compensation consultant, sets our compensation philosophy, which has been structured to achieve the following objectives:

•	To attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead us effectively;
•	To provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value;
•	To motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives;
•	To hold executives accountable for their level of success in attaining specific goals set for them individually;
•	To maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics; and
•	To achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking.

Based on these objectives, we place significant emphasis on annual and long-term performance-based incentive compensation, including base salaries, annual cash and equity incentives and long-term equity-based incentive awards, which are designed to reward our executives based on the achievement of predetermined company and individual goals.

Our Compensation Committee is committed to the ongoing review and evaluation of the executive officer compensation levels and program. It is our Compensation Committee's view that compensation decisions are complex and best made after a deliberate review of company and individual performance, as well as industry compensation levels. Consistent with this view, our Compensation Committee annually assesses our performance within the context of the industry's overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position and role within our company. In addition, our Compensation Committee benchmarks from time to time the total compensation provided to our executive officers to industry-based compensation practices. While it is our Compensation Committee's goal to provide compensation opportunities that reflect company and individual performance and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established.

Setting Executive Compensation

Our Compensation Committee determines compensation for our named executive officers and is comprised of three independent directors: Jeffrey E. Kelter (Chairman), Allan J. Baum and Charles S. Laven. Our Compensation Committee exercises independent discretion in respect of executive compensation matters and administers our 2004 Equity Incentive Plan and our 2012 Inducement Equity Incentive Plan (including reviewing and approving equity grants to our executives pursuant to these plans). Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our website at www.gkk.com.

Our Compensation Committee has retained FTI, an outside compensation consulting firm. FTI provides our Compensation Committee and Chief Executive Officer with relevant market data concerning the marketplace, our peer group and other compensation developments. FTI participates in our Compensation Committee meetings and meets with our named executive officers and certain of our directors. Our Compensation Committee has the authority to replace FTI or hire additional consultants at any time. It is important to understand that the compensation market data and ranges provide only a reference point for our Compensation Committee. Depending upon our business and individual performance results, a named executive officer's total direct compensation may be within, below or above the market range for that position. FTI also provides additional professional services, including strategic advisory and tax planning, to us and receives market-based compensation with respect to these services. In 2011, we paid approximately $129,013 to FTI in connection with such services.

Our Compensation Committee determines the total compensation and the allocation of such compensation among base salary, annual incentive awards and long-term incentive compensation as well as allocation of such items among cash and equity compensation for our Chief Executive Officer. With respect to the compensation of other named executive officers, our Compensation Committee solicits recommendations from our Chief Executive Officer regarding compensation and reviews his recommendations. We do not have a pre-established policy for the allocation between either cash and non-cash compensation or annual and long-term incentive compensation.

Our Compensation Committee met three times during 2011 to evaluate executive performance and to monitor market conditions in light of these goals and objectives, to solicit input from the compensation consultant on market practices and new developments and to review our compensation practices. During this decision making process, our Compensation Committee reviews tally sheets that detail the executive officer's compensation history. The tally sheets help our Compensation Committee to track changes in an executive officer's total direct compensation from year to year and to remain aware of the compensation historically paid to each executive officer. Ultimately, we rely upon our judgment about each of our named executive officers and not on formulas or short-term changes in business performance or our stock price. The key factors affecting our judgment are total return to stockholders (“TRS”), change in earnings and funds from operations, actual performance against the financial, operational and strategic goals we set at the beginning of the year, the nature and level of responsibility of each executive officer and the integrity and effort with which such executive officer conducts his responsibilities. Our Compensation Committee regularly reports to our Board of Directors.

What Our Compensation Program is Designed to Reward

Our Compensation Committee has designed our compensation program to (i) attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead our company effectively, (ii) provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value, (iii) motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, (iv) hold executives accountable for their level of success in attaining specific goals set for them individually, (v) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics, and (vi) achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking. We expect to perform at the highest levels of the diversified REIT sectors. Our Compensation Committee rewards the achievement of our and individual executive's specific annual, long-term and strategic goals. Our Compensation Committee measures performance on an absolute basis against financial and other measures and on a relative basis by comparing our performance against other diversified REITs and against the mortgage and office REIT industries generally. Comparative performance is an important metric since market conditions may affect the ability to meet specific performance criteria.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of the other named executive officers. He also considers the recommendations of the compensation consultant. Based on this review and input, our Chief Executive Officer makes compensation recommendations to our Compensation Committee for all named executive officers other than himself, including recommendations for performance targets, base salary adjustments, the discretionary components of our short-term cash incentive compensation, and long-term equity-based incentive awards. Our Compensation Committee considers these recommendations along with data and input provided by its other advisors. Our Compensation Committee retains full discretion to set all compensation for the named executive officers.

Measuring 2011 Performance

We rely on the credit and equity markets to finance and grow our business. Despite signs of improvement in 2011, market conditions remained difficult for us with limited, if any, availability of new debt or equity capital. Our stock price has remained low and we currently have limited, if any, access to the public or private equity capital markets. In this environment, we have sought to raise capital or maintain liquidity through other means, such as modifying debt arrangements, selling assets and aggressively managing our loan portfolio to encourage repayments, as well as reducing capital and overhead expenses and as a result, have engaged in limited new investment activity, other than reinvestment of available restricted cash within our CDOs. Our stock price experienced a decrease of approximately 10.4% in 2011, and TRS was approximately (8.4)% and 100.0% during the respective two- and three-year periods ended December 31, 2011.

During 2011, we remained focused on improving our consolidated balance sheet by reducing leverage, generating liquidity from existing assets, actively managing portfolio credit, accretively re-investing repayments in loan and commercial mortgage-backed securities investments within our CDOs. We also sought to extend or restructure the Gramercy Realty division's $240.5 million mortgage loan with Goldman Sachs Mortgage Company, Citicorp North America, Inc. and SL Green (the “Goldman Mortgage Loan”), and the Gramercy Realty division's $549.7 million senior and junior mezzanine loans with KBS Real Estate Investment Trust, Inc. (“KBS”), Goldman Sachs Mortgage Company, Citicorp North America, Inc. and SL Green (the “Goldman Mezzanine Loans”). The Goldman Mortgage Loan was collateralized by approximately 195 properties held by Gramercy Realty and the Goldman Mezzanine Loans were collateralized by the equity interest in substantially all of the entities comprising our Gramercy Realty division, including its cash and cash equivalents. Subsequent to the final maturity of the Goldman Mortgage Loan and the Goldman Mezzanine Loans, we entered into a series of short term extensions to provide additional time to exchange and consider proposals for an extension, modification, restructuring or refinancing of the Goldman Mortgage Loan and the Goldman Mezzanine Loans and to explore an orderly transition of the collateral to the lenders if such discussions failed. On May 9, 2011, we announced that the scheduled maturity of the Goldman Mortgage Loan and the Goldman Mezzanine Loans occurred without repayment and without an extension or restructuring of the loans by the lenders.

Notwithstanding the maturity and non-repayment of the loans, we maintained active communications with the lenders and in September 2011, we entered into the Settlement Agreement for an orderly transition of substantially all of Gramercy Realty's assets to KBS, Gramercy Realty's senior mezzanine lender, in full satisfaction of Gramercy Realty's obligations with respect to the Goldman Mortgage Loan and the Goldman Mezzanine Loans, in exchange for a mutual release of claims among us and the mortgage and mezzanine lenders and, subject to certain termination provisions, our continued management of Gramercy Realty's assets on behalf of KBS for a fixed fee plus incentive fees. On September 1, 2011 and on December 1, 2011, we transferred to KBS or its affiliates, interests in entities owning 317 and 116, respectively, of the 867 Gramercy Realty properties that we agreed to transfer pursuant to the Settlement Agreement and the remaining ownership interests were transferred to KBS by December 15, 2011. The aggregate carrying value for the interests transferred to KBS was approximately $2.63 billion. In July 2011, the Dana portfolio, which consisted of 15 properties totaling approximately 3.8 million rentable square feet, was transferred to its mortgage lender through a deed in lieu of foreclosure.

In connection with the Settlement Agreement, in September 2011, we entered into an interim asset management arrangement (the “Interim Management Arrangement”) upon the terms and conditions set forth in the Settlement Agreement to provide for our continued management of Gramercy Realty's assets through December 31, 2013 while the parties negotiated a more complete and definitive management services agreement by March 31, 2012, provided that if the parties failed to complete a definitive agreement, the Interim Management Arrangement would terminate by its terms on June 30, 2012. On March 30, 2012, we entered into an asset management services agreement, pursuant to which we will continue to provide asset management services to KBS with respect to the transferred Gramercy Realty assets for a base management fee and an incentive fee through December 31, 2015.

Specifically, we achieved the following select objectives in 2011:

•	In September 2011, we entered into the Settlement Agreement, which resolved our obligations under the Goldman Mortgage Loan and the Goldman Mezzanine Loans. The Settlement Agreement provided for a phased transition of the ownership of substantially all Gramercy Realty entities and assets to KBS, eliminating all of our recourse debt obligations and generating gains on settlement of debt of $285.6 million.
•	In connection with the Settlement Agreement, we entered into the Interim Management Arrangement to provide for our continued management of Gramercy Realty's assets.
•	We were able to restore for one quarter cash distributions from our 2005 CDO and received $5.5 million on July 25, 2011 (inclusive of collateral management fees). We were also able to preserve cash distributions from our 2006 CDO, which yielded a total of $34.0 million (inclusive of collateral management fees) as of the end of the third quarter.
•	We repurchased at a discount, $49.3 million of notes issued by our CDOs, generating net gains on early extinguishment of debt of approximately $15.3 million. Repurchases included some of the senior-most classes of notes from our 2005 CDO and our 2006 CDO.
•	We originated or purchased five new loan investments in our CDOs deploying approximately $194.0 million of restricted cash in 2011. The origination and purchase activity compares to $113.8 million of originations during the prior year. We have reduced our unfunded loan commitments to $0.
•	We recorded a net provision for loan losses of approximately $48.2 million, or $0.94 per diluted common share, for 2011. By comparison, our provision for loan loss was approximately $84.4 million for the prior year.
•	We maintained approximately $163.7 million of unrestricted corporate cash at year end. We further increased our unrestricted cash in January 2012 with the sale of a three-building commercial office complex for $34.0 million generating approximately $16.1 million in incremental unrestricted corporate cash. In addition, as of December 31, 2011, we held an aggregate of $51.4 million of par value Class A-1, A-2 and B CDO securities previously issued by our CDOs with an aggregate fair value of $38.2 million.

In addition, the senior management team worked closely and supported the activities of our Special Committee in the second half of 2011 and in 2012.

As discussed above, our Compensation Committee has designed our equity compensation program to (i) attract and retain talented individuals capable of performing at a high level in a market that remains highly competitive and who have the motivation, experience and skills necessary to lead us effectively, (ii) provide performance-based compensation that creates a strong alignment of management and stockholder interest to create long-term stockholder value, (iii) motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, (iv) hold executives accountable for their level of success in attaining specific goals set for them individually, (v) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics, and (vi) achieve an appropriate risk-reward balance in our compensation programs that does not incentivize unnecessary or excessive risk taking. In 2011, we did not make any such equity awards to our named executive officers in respect of their 2011 performance, except for the July 2011 restricted stock grants made to Jon W. Clark, our Chief Financial Officer, and Michael G. Kavourias, our Executive Vice President, Chief Legal Officer and Secretary. However, in 2011, we amended the vesting schedules of LTIP Units previously granted to Roger M. Cozzi and Timothy J. O'Connor, which originally provided for vesting on December 31, 2011 if our stock price on such date is equal to or greater than $5.00 per share, to provide that 50% of the LTIP Units will vest on June 30, 2012 subject to continued employment and 50% of the LTIP Units vested on September 1, 2011 upon satisfaction of certain conditions relating to the settlement of the Goldman Mortgage Loan and the Goldman Mezzanine Loans.

Elements of Our Compensation Program and Why We Chose Each Element

Our executive compensation program has been structured to provide short- and long-term incentives that promote continuing improvements in our financial performance and return to our stockholders. The elements of our executive compensation are primarily comprised of three elements: annual base salary; annual incentive awards, which include cash and equity bonuses; and long-term equity incentives:

•	Annual Base Salaries. Our Compensation Committee pays our named executive officers' annual base salaries to compensate them for services rendered during the fiscal year. In case of each of our named executive officers in 2011, except Robert R. Foley, our former Chief Operating Officer, and Michael G. Kavourias, our Chief Legal Officer, annual base salaries were paid in accordance with the employment agreements between us and such named executive officers. Base salaries are reviewed annually, but are not automatically increased if we feel that incentive awards are more appropriate means of rewarding and incentivizing performance.
•	Annual Incentive Awards. Annual incentive awards are provided in the form of cash and equity bonuses designed to focus a named executive officer on achieving key corporate objectives (both individual and company-based), to motivate certain desired individual behaviors and to reward substantial achievement of these objectives and individual goals. While our Compensation Committee does not set specific fixed targets that entitle the executive officers to formulaic bonuses, the named executive officers are made aware, at the beginning of the year, of the financial, operational and strategic goals our Compensation Committee will consider when evaluating corporate and individual performance and determining annual incentive awards. Cash incentive bonuses and equity incentive awards are discretionary, thereby allowing for the opportunity for greater compensation when performance is superior and lower compensation when performance is less successful.
•	Long-Term Incentives. Long-term equity incentives have historically been provided to our named executive officers through the grant of restricted stock awards, stock options, LTIP Units or performance awards pursuant to our 2004 Equity Incentive Plan. The grant of equity awards links a named executive officer's compensation and net worth directly to the performance of our stock price. This encourages our named executive officers to make decisions with an ownership mentality. The vesting provisions of these equity awards (generally two to four years) are designed to act as a retention device and to provide a strong incentive to the executives to increase stockholder value long after they performed the services in the year for which the equity awards were granted. In July 2011, we granted 60,000 shares of restricted stock to Jon W. Clark and 100,000 shares of restricted stock to Michael G. Kavourias. In July 2011, we amended the vesting schedules of LTIP Units previously granted to Roger M. Cozzi and Timothy J. O'Connor, which originally provided for vesting on December 31, 2011 if our stock price on such date is equal to or greater than $5.00 per share, to provide that 50% of the LTIP Units will vest on June 30, 2012 subject to continued employment and 50% of the LTIP Units vested on September 1, 2011 upon satisfaction of certain conditions relating to the settlement of the Goldman Mortgage Loan and the Goldman Mezzanine Loans. We did not make any other equity awards to the named executive officers in 2011.

Our compensation program does not include any significant personal benefits or perquisites for our named executive officers beyond benefits offered to our employees generally. We do not maintain any retirement or pension plans for our named executive officers or other employees, other than our 401(k) plan that is available to our employees generally.

Our Compensation Committee has full authority to administer and interpret our 2004 Equity Incentive Plan and the 2012 Inducement Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of employees, directors, executive officers, advisors, consultants and other personnel, to determine the terms, provisions and conditions of each award, and to take any other actions and make all determinations that it deems necessary or appropriate in connection with our 2004 Equity Incentive Plan and the 2012 Inducement Equity Incentive Plan or the administration or interpretation thereof.

How Each Element and Our Decisions Regarding Each Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements

Our compensation program seeks to reward our named executive officers for superior performance, which is competitive with the compensation paid to named executive officers at other public REITs and other private commercial real estate investors in the New York City commercial real estate market, while closely aligning the interests of our named executive officers with the interests of our stockholders. In making equity compensation decisions, our Compensation Committee generally considers various measures of company and industry performance, including (i) TRS (over the prior one-, two- and three-year periods), (ii) growth in funds from operations (“FFO”) per share, (iii) leasing performance and occupancy levels, (iv) capital markets performance and maintenance of liquidity, and (v) certain material corporate events consummated during the applicable fiscal year. In particular, in 2011 the Compensation Committee took into account the resolution of the Goldman Mortgage Loan and the Goldman Mezzanine Loans, including the Interim Management Arrangement; our increased cash balance at year-end; our management of our 2005 and 2006 CDOs; our increased investment activity and support given to the activities of the Special Committee. Consistent with this approach, our Compensation Committee grants equity awards to our named executive officers to reward our executives for achievement of financial and other performance (both company and individual based) during the last completed fiscal year. Our Compensation Committee also makes these awards to act as a retention tool and to provide continued and additional incentives to maximize our stock price and thereby more closely align the economic interests of our named executive officers with those of our stockholders. Through the elements of our compensation program, our Compensation Committee seeks to maintain a competitive compensation package for each executive, while being sensitive to our fiscal year budget and the impact of share dilution in making such compensation awards.

Changes to Our Compensation Program in 2012

Under Mr. DuGan's employment agreement, we agreed to grant Mr. DuGan 250,000 restricted shares of our common stock, 750,000 restricted stock units (the “RSUs”) and LTIP Units pursuant to an outperformance plan (the “2012 Outperformance Plan”) on July 1, 2012. The restricted shares of common stock will vest in five equal installments on June 30, 2013 and each of the first four anniversaries of such date provided that Mr. DuGan remains employed by us through each such date. The RSUs are scheduled to vest in five equal installments on June 30, 2013 and each of the first four anniversaries of such date; provided that the RSUs will only vest if both (i) Mr. DuGan remains employed by us through the applicable vesting date and (ii) we achieve either a performance based hurdle based on FFO during the prior year, with agreed upon adjustments, or a common stock price hurdle. Management and our Compensation Committee continue to work towards setting the performance based hurdles based on FFO but have not yet finalized the terms therefore. The common stock price hurdles are as follows: June 30, 2013 – $3.00 per share, June 30, 2014 – $3.50 per share, June 30, 2015 – $4.00 per share, June 30, 2016 – $4.50 per share and June 30, 2017 – $5.00 per share; provided that the stock price hurdles are reduced by dividends declared per share of common stock on or after July 1, 2012. In the event that the performance hurdles are not met on a vesting date, the RSUs scheduled to vest on that vesting date may vest on a subsequent vesting date if the common stock price hurdle is met as of such subsequent vesting date or the FFO hurdles have been met on a cumulative basis through such subsequent vesting date. In the event of a Change-in-Control, the performance hurdles for the RSUs will be measured as of the date of the Change-in-Control and any RSUs with respect to which the performance hurdles are met will remain subject to vesting based on continued employment through the original vesting dates. Upon a Change-in-Control, the performance hurdles will be satisfied with respect to the greater of (i) a pro rata amount of the total RSUs based on the portion of the five-year vesting period that had elapsed if the FFO hurdle is met on a cumulative basis through the most recent quarter ended prior to the Change-in-Control or (ii) from 20% to 100% (in 20% increments) of the total RSUs based on the common stock price upon the Change-in-Control as compared to common stock price hurdles from $3.00 per share to $5.00 per share (in $0.50 increments).

In connection with Mr. Harris's appointment, we granted Mr. Harris 150,000 restricted shares of our common stock, 450,000 RSUs and LTIP Units pursuant to the 2012 Outperformance Plan. Mr. Harris's equity awards will vest on the same schedule, in the same proportion, and on the same conditions as the equity awards for Mr. DuGan, as described above.

The terms of the LTIP Units awarded to Messrs. DuGan and Harris under the 2012 Outperformance Plan are described below under “— Equity Compensation Plan Information — 2012 Outperformance Plan.”

Other Matters

Tax and Accounting Treatment.  Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) limits the deductibility on our tax return of compensation over $1.0 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been pre-approved by our stockholders. Our Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We paid compensation to certain of our named executive officers during 2011, a portion of which may be nondeductible under the limitations set forth in Section 162(m). Our Compensation Committee may make compensation payments that are not fully deductible if in its judgment such payments are necessary to achieve the objectives of our compensation program.

We account for stock-based payments through our 2004 Equity Incentive Plan in accordance with the requirements of FASB ASC Topic 718.

Adjustments for Certain Items.  Our Compensation Committee has not considered whether it would attempt to recover compensation awards or payments based on our financial performance where our financial statements are restated in a downward direction sufficient to reduce the amount of such awards or payments that should have been made or paid under applicable criteria.

Other Policies

We do not have any policy in place regarding minimum ownership requirements for either our named executive officers or directors. We do not have any policy in place regarding the ability of our named executive officers or directors to engage in hedging activities with respect to our common stock.

Compensation Risk Assessment

Our Compensation Committee oversaw the performance of a risk assessment of our executive compensation programs to ascertain any potential material risks that may be created by the compensation program. Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our named executive officers (as defined below in “— Summary Compensation Table”) taking actions that may conflict with our long term interests. Our Compensation Committee considered the findings of the assessment conducted internally and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage executives to take unnecessary or excessive risks. Our Compensation Committee considered the following attributes of the program:

•	the balance between short- and long-term incentives;
•	consideration of qualitative as well as quantitative performance factors in determining compensation payouts, including minimum and maximum performance thresholds, funding that is based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans;

•	the use of different types of equity compensation awards that provide a balance of incentives;
•	incentive compensation with a large stock component where value is best realized through long-term appreciation of stockholder value; and
•	incentive compensation components that are paid or vest over an extended period.

Our Compensation Committee focuses primarily on the compensation of our named executive officers because risk-related decisions depend predominantly on their judgment. Our Compensation Committee believes that risks arising from our policies and practices for compensation of other employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Gramercy Capital Corp. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement.

Submitted by the Compensation Committee
Jeffrey E. Kelter (Chairman) Allan J. Baum Charles S. Laven
October 16, 2012

Summary Compensation Table

Prior to the Internalization, because the management agreement provided that the Manager assumed principal responsibility for managing our affairs, our executive officers, who were employees of the Manager, which was a wholly-owned subsidiary of SL Green or its affiliates, generally did not receive cash compensation from us for serving as our executive officers. However, in their capacities as officers or employees of the Manager or its affiliates, under the terms of the management agreement, they devoted all of their time to our affairs as was required for the performance of the duties of the Manager. Prior to the Internalization, the Manager informed us that, because the services performed by its officers or employees in those capacities as such may not be performed exclusively for us, it may not be able to segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by the Manager or its affiliates, including SL Green, that related to their services to us.

The following table* sets forth information regarding the compensation paid to, and the compensation expense we recognized with respect to, our named executive officers during the fiscal year ended December 31, 2011. Gordon F. DuGan was appointed as our Chief Executive Officer effective July 1, 2012 and Benjamin P. Harris was appointed as our Chief Investment Officer effective as of July 1, 2012 through July 31, 2012, and as our President effective as of August 1, 2012. Messrs. DuGan and Harris were not considered “named executive officers” in 2011 and therefore are not included in the executive compensation tables set forth below.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
Roger M. Cozzi(4) Former Chief Executive Officer	2011	$500,000	$1,300,000	$1,100,000	$—	$12,210	$2,912,210
	2010	500,000	1,300,000	105,000	—	12,210	1,909,860
	2009	326,923	1,050,000	—	—	4,860	1,381,783
Timothy J. O'Connor(5) Consultant and Former President	2011	$400,000	$575,000	$319,741	$—	$7,350	$1,302,091
	2010	400,000	575,000	—	—	7,350	975,000
	2009	261,539	575,000	—	—	—	836,539
Robert R. Foley(6) Former Chief Operating Officer	2011	$400,000	$400,000	$—	$—	$7,350	$807,350
	2010	400,000	325,000	—	—	7,350	725,000
	2009	261,539	275,000	—	—	—	536,539
Jon W. Clark Chief Financial Officer	2011	$275,000	$325,000	$165,000	$—	$7,350	$772,350
	2010	250,000	300,000	—	—	7,350	550,000
	2009	148,108	255,000	—	—	—	403,108
Michael G. Kavourias Executive Vice President and Chief Legal Officer	2011	$385,000	$600,000	$275,000	$—	$7,350	$1,267,350
	2010	385,000	475,000	—	—	7,350	860,000
	2009	241,346	575,000	—	—	16,565	832,911

*	The columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(1)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value of the restricted stock awards and/or LTIP Units issued to the executives in 2011, 2010 and 2009, respectively, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the grant date value of such awards for 2011, 2010 and 2009 are set forth under Notes 2 and 15 of the Notes to Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2011, 2010 and 2009, which were filed with the SEC on March 15, 2012, September 22, 2011 and March 17, 2010, respectively. Amounts shown for 2011 for Roger M. Cozzi and Timothy J. O'Connor also include the incremental fair value of LTIP Units previously granted to Messrs. Cozzi and O'Connor, respectively, which originally provided for vesting on December 31, 2011 if our stock price on such date was equal to or greater than $5.00 per share, which were modified to provide that 50% of the LTIP Units will vest on June 30, 2012 subject to continued employment and 50% of the LTIP Units vested on September 1, 2011 upon satisfaction of certain conditions relating to the settlement of the Goldman Mortgage Loan and the Goldman Mezzanine Loans.

(2)	No stock option awards were issued to the named executive officers in 2011, 2010 and 2009.
(3)	The table below shows the components of this column.

Name	Year	401 (K) Matching Contributions(a)	Term Life Insurance Premiums(b)	Tax Gross-up Payments(c)	Total “All Other Compensation”
Roger M. Cozzi	2011	$7,350	$4,860	$—	$12,210
Timothy J. O'Connor	2011	7,350	—	—	7,350
Robert R. Foley	2011	7,350	—	—	7,350
Jon W. Clark	2011	7,350	—	—	7,350
Michael G. Kavourias	2011	7,350	—	—	7,350
Roger M. Cozzi	2010	7,350	4,860	—	12,210
Timothy J. O'Connor	2010	7,350	—	—	7,350
Robert R. Foley	2010	7,350	—	—	7,350
Jon W. Clark	2010	7,350	—	—	7,350
Michael G. Kavourias	2010	7,350	—	—	7,350
Roger M. Cozzi	2009	—	4,860	—	4,860
Timothy J. O'Connor	2009	—	—	—	—
Robert R. Foley	2009	—	—	—	—
Jon W. Clark	2009	—	—	—	—
Michael G. Kavourias	2009	—	—	16,565	16,565

(a)	Represents our company's matching contributions with respect to amounts earned by the named executive officer under our 401(k) plan. Our 401(k) matching contributions are credited in the year subsequent to which employees make their contributions. Our 401(k) match is available to our employees generally. Our 401(k) plan was formed in June 2009. Prior to the implementation of our 401(K) plan, as an affiliate of SL Green, our employees were eligible to participate in SL Green's 401(K) Savings/Retirement Plan.
(b)	Represents reimbursement of term life insurance premiums pursuant to Mr. Cozzi's employment contract.
(c)	Represents the cash payments made with respect to tax payments due upon the vesting of certain restricted stock awards made to the named executive officers. We discontinued our policy of providing income tax gross-ups with respect to vesting restricted stock awards.
(4)	Mr. Cozzi's term of employment as our Chief Executive Officer ended on June 30, 2012.
(5)	Mr. O'Connor's term of employment as our President ended on July 31, 2012.
(6)	On March 16, 2012, Mr. Foley resigned as our Chief Operating Officer.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to a named executive officer in the fiscal year ended December 31, 2011.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards ($)
Roger M. Cozzi	1/5/2012	47,179	$125,000
	7/28/2011	500,000	$975,000	(1)
Timothy J. O'Connor	1/4/2012	28,308	$66,241
	7/28/2011	150,000	$253,500	(2)
Jon W. Clark	7/28/2011	60,000	$165,000
Michael G. Kavourias	7/28/2011	100,000	$275,000

*	The columns for “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” “Estimated Future Payouts Under Equity Incentive Plan Awards,” “All Other Option Awards: Number of Securities Underlying Options” and “Exercise or Base Price of Option Awards” have been omitted because they are not applicable.
(1)	Represents the incremental fair value of LTIP Units previously granted to Roger M. Cozzi, which originally provided for vesting on December 31, 2011 if our stock price on such date was equal to or greater than $5.00 per share, which were modified in July 2011 to provide that 50% of the LTIP Units will vest on June 30, 2012 subject to continued employment and 50% of the LTIP Units vested on September 1, 2011 upon satisfaction of certain conditions relating to the settlement of the Goldman Mortgage Loan and the Goldman Mezzanine Loans.
(2)	Represents the incremental fair value of LTIP Units previously granted to Timothy J. O'Connor, which originally provided for vesting on December 31, 2011 if our stock price on such date was equal to or greater than $5.00 per share, which were modified in July 2011 to provide that 50% of the LTIP Units will vest on June 30, 2012 subject to continued employment and 50% of the LTIP Units vested on September 1, 2011 upon satisfaction of certain conditions relating to the settlement of the Goldman Mortgage Loan and the Goldman Mezzanine Loans.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer at the fiscal year ended December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roger M. Cozzi	—		—	—	—	—	—		—	250,000	(2)	$687,500
	—		—	—	—	—	47,179	(1)	$125,000	—		—
Timothy J. O'Connor	—		—	—	—	—	—		—	75,000	(2)	$206,250
	—		—	—	—	—	28,308	(1)	$66,241	—		—
Robert R. Foley	113,461	(3)	—	—	$15.00	08/02/2014	—		—	—		—
	27,015	(4)	—	—	$19.85	04/20/2015	—		—	—		—
	27,015	(5)	—	—	$30.89	01/02/2017	—		—	—		—
	16,209	(6)	—	—	$24.31	12/31/2017	—		—	—		—
John W. Clark	5,403	(7)	—	—	$26.82	06/25/2017	—		—	—		—
	5,403	(6)			$22.50	12/31/2017
	—		—	—	—	—	60,000	(8)	$165,000	—		—
Michael G. Kavourias	12,966	(9)	—	—	$20.75	10/17/2015	—		—	—		—
	5,403	(5)	—	—	$27.72	01/03/2017	—		—	—		—
	10,806	(10)	—	—	$20.87	08/01/2017	—		—	—		—
	10,806	(6)	—	—	$22.50	12/31/2017	—		—	—		—
	—		—	—	—	—	100,000	(11)	$275,000	—		—

(1)	Includes restricted stock awards granted on January 5, 2012 and January 4, 2012 for Mr. Cozzi and Mr. O'Connor, respectively, which vests on June 30, 2012.
(2)	Includes LTIP Units originally granted on October 27, 2008 pursuant to our Amended and Restated Equity Incentive Plan, which originally provided for vesting on December 31, 2011 if our stock price on such date is equal to or greater than $5.00 per share. The LTIP Award Agreement was amended on July 28, 2011 to provide for a new vesting schedule pursuant to which 50% of the LTIP Units will vest on June 30, 2012 subject to continued employment and 50% of the LTIP Units vested on September 1, 2011 upon satisfaction of certain conditions relating to the settlement of the Goldman Mortgage Loan and the Goldman Mezzanine Loans.
(3)	Includes an option award granted on August 8, 2004, which vested in four equal annual installments beginning on June 30, 2005.
(4)	Includes an option award granted on April 20, 2005, which vested in three equal annual installments beginning on April 20, 2006.
(5)	Includes an option award granted on January 2, 2007, which vested in three equal annual installments beginning on January 2, 2008.
(6)	Includes an option award granted on December 31, 2007, a third of which vested immediately upon grant and the remaining portion vested in two equal annual installments beginning on December 31, 2008.
(7)	Includes an option award granted on June 28, 2007, which vested in three equal annual installments beginning on June 28, 2008.
(8)	Includes restricted stock awards granted on July 28, 2011, which vests in two equal annual installments beginning on June 12, 2012.
(9)	Includes an option award granted on October 17, 2005, which vested in three equal annual installments beginning on October 17, 2006.
(10)	Includes an option award granted on August 1, 2007, which vested in three equal annual installments beginning on December 31, 2008.
(11)	Includes restricted stock awards granted on July 28, 2011, which vested on June 12, 2012.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to the exercise of stock options, stock appreciation rights (“SARs”), and similar instruments, and the vesting of stock, including restricted stock, restricted stock units and similar instruments for each named executive officer during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Roger M. Cozzi	300,000	$583,000	374,651	$1,025,523
Timothy J. O'Connor	—	—	118,334	$319,085
Robert R. Foley	—	—	4,391	$12,295
Jon W. Clark	—	—	—	$—
Michael G. Kavourias	—	—	—	$—

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested.

Pension Benefits

Our named executive officers received no benefits in fiscal year 2011 from us under defined pension or defined contribution plans. See “— Summary Compensation Table.”

Nonqualified Deferred Compensation

We do not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments upon Termination or Change in Control

General

We maintain employment agreements with Messrs. DuGan, Clark and Harris, as well as a retention agreement with Mr. Kavourias. This section discusses the amount of compensation payable to our named executive officers and current executive officers upon termination of the executive officer's employment (i) by us with “Cause,” (ii) by the named executive officer without “Good Reason,” (iii) by us without “Cause,” (iv) by the named executive officer with “Good Reason,” (v) in the event of death or “Disability” of the named executive officer or (vi) in connection with a “Change-in-Control” of us (each, a “Triggering Event”) as described below. The following discussion assumes such termination was effective as of December 31, 2011 and estimates the amounts that would be paid out in such circumstances if the applicable agreement had then been in effect.

Our Compensation Committee believes that it is fair to provide accelerated vesting of equity grants upon a termination of service following a Change-in-Control. Very often, senior managers lose their jobs in connection with a Change-in-Control. By agreeing to accelerated vesting of equity grants in the event of a Change-in-Control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened Change-in-Control and ensure that management is motivated to negotiate the best merger consideration for our stockholders.

Employment and Retention Agreements

Each of Messrs. DuGan, Harris and Clark have entered into employment agreements with us. Mr. Clark's employment agreement was amended on January 17, 2012, effective as of January 1, 2012. On August 31, 2011, Michael G. Kavourias entered into a retention agreement, effective as of July 28, 2011, with us, which retention agreement was amended on June 12, 2012. Illustrated below are the severance provisions associated with each Triggering Event discussed above.

Gordon F. DuGan.  Mr. DuGan's employment agreement has a term commencing on July 1, 2012 and ending on June 30, 2017, with an automatic renewal for a single one-year period unless either party delivers three months' prior written notice of non-renewal under the agreement. The agreement provides for an annual salary of no less than $750,000 and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. DuGan for job performance. Mr. DuGan will also receive a one-time signing bonus of $400,000, of which $200,000 was paid on July 1, 2012 and the remainder will be payable in three equal installments on June 30, 2013, June 30, 2014 and June 30, 2015; provided that Mr. DuGan remains employed by our company on each such date. Under the Gramercy Capital Corp. 2012 Inducement Equity Plan, Mr. DuGan was also granted 250,000 of restricted stock and 750,000 restricted stock units. Under the agreement, we are also obligated to maintain a life insurance policy for the benefit of Mr. DuGan's beneficiaries in the face amount of $5,000,000, or if not available at reasonable rates, to self-insure Mr. DuGan up to the maximum cash severance payable under the agreement. If Mr. DuGan is terminated for any reason, under the agreement he will be subject to the following obligations: (i) noncompetition with us for 18 months (or 12 months if his employment is terminated due to a non-renewal of the term of employment by us, or six months if (A) his employment is terminated by us without Cause (as defined in Mr. DuGan's employment agreement) for Good Reason (as defined in Mr. DuGan's employment agreement) by Mr. DuGan after a Change-in-Control (as defined in Mr. DuGan's employment agreement) or (B) Mr. DuGan's employment is terminated upon or after the expiration of the one-year renewal term); (ii) non-solicitation of our employees for two years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. DuGan in connection with the termination of his employment with us:

•	Termination without Cause or with Good Reason. If Mr. DuGan's employment is terminated by us without Cause or by Mr. DuGan with Good Reason, Mr. DuGan will receive the following payments and benefits. Mr. DuGan will receive a cash severance payment equal to two multiplied by the sum of (i) his average annual base salary in effect during the preceding 24 months (his “Prior Salary”), plus (ii) the highest annual cash bonus paid to Mr. DuGan during the three fiscal years prior to the date of termination (including any equity awarded as bonus) or, if the 2013 bonus has not yet been determined, $200,000 (his “Prior Bonus”), which amount shall be payable in 24 equal monthly installments; provided that, if Mr. DuGan is terminated by us without Cause by the non-renewal of the one year extension term, then Mr. DuGan shall instead receive the sum of his Prior Salary and his Prior Bonus as opposed to two times such amount. Mr. DuGan will also receive any unpaid amount of his signing bonus and, if the termination occurs in 2013 or a later year, we will pay to

Mr. DuGan a prorated annual performance bonus based on his Prior Bonus (his “Prorated Annual Bonus”) for the year in which Mr. DuGan's employment is terminated (and the prior year if such bonus had not yet been determined). Mr. DuGan will also receive a monthly cash payment for 24 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. DuGan. Mr. DuGan's unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 24 months of Mr. DuGan's termination will vest, provided that if such termination is in connection with or within 18 months following a Change-in-Control, then all such awards shall vest; (ii) if Mr. DuGan is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 40% of the initial RSU grant will vest; and (iii) if Mr. DuGan is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Mr. DuGan's receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with our company.
•	Termination upon Death. If Mr. DuGan's employment is terminated upon his death, Mr. DuGan's estate will receive (i) any unpaid amount of his signing bonus, (ii) if the termination date occurs during 2013 or a later year, his Prorated Annual Bonus for the year in which Mr. DuGan's employment is terminated (and the prior year if such bonus had not yet been determined). In addition, in the event of such a termination, Mr. DuGan's unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of the termination date will vest; (ii) if the termination date occurs prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if the termination date occurs on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Notwithstanding the foregoing, Mr. DuGan's estate will only be entitled to receive such payments and benefits to the extent that their aggregate value together with the value of any other accelerated vesting of equity awards granted by our company exceeds the amount payable to Mr. DuGan's beneficiaries under the life insurance policy, or self-insurance, maintained by us.
•	Termination upon Disability. If Mr. DuGan's employment is terminated by us due to Mr. DuGan's disability, Mr. DuGan will receive (i) a cash severance payment equal to the sum of his Prior Salary and his Prior Bonus, which will be payable in 24 equal monthly installments, (ii) any unpaid amount of his signing bonus, (iii) if the termination date occurs during 2013 or a later year, his Prorated Annual Bonus for the year in which Mr. DuGan's employment is terminated provided that the Prorated Annual Bonus shall be less the amount of any annual bonus, or advance thereof, previously paid for the applicable period, and (iv) a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. DuGan. In addition, in the event of such a termination, Mr. DuGan's unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of Mr. DuGan's termination will vest; (ii) if Mr. DuGan is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if Mr. DuGan is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Mr. DuGan's receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with us.

To the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months after termination, or death, whichever is earlier, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. DuGan, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Code, Mr. DuGan's payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. DuGan.

The following table illustrates Mr. DuGan's potential payment and other benefits upon termination of his employment or Change-in-Control of us under his employment agreement.

Gordon F. DuGan	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or with Good Reason	$1,500,000	$400,000	$35,424	$250,000	$2,185,424
Death	—	$200,000	—	$125,000	$325,000
Disability	$1,500,000	$200,000	$17,712	$125,000	$1,842,712
Without Cause or with Good Reason Following Change-in-Control	$1,500,000	$400,000	$35,424	$625,000	$2,560,424

(1)	Upon a hypothetical termination on December 31, 2011, had his employment agreement been in effect on December 31, 2011, Mr. DuGan would have been entitled to (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 24 months of Mr. DuGan's termination will vest, provided that if such termination is in connection with or within 18 months following a Change-in-Control, then all such awards shall vest; (ii) if Mr. DuGan is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 40% of the initial RSU grant will vest; and (iii) if Mr. DuGan is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Accordingly, Mr. DuGan's accelerated equity value includes the assumed acceleration of 100,000 shares of time-based restricted stock.

Benjamin P. Harris.  Mr. Harris's employment agreement has a term commencing on July 1, 2012 and ending on June 30, 2017, with an automatic renewal for a single one-year period unless either party delivers three months' prior written notice of non-renewal under the agreement. The agreement provides for an annual salary of no less than $600,000, and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Harris for job performance. Mr. Harris will also receive a one-time signing bonus of $150,000, of which $75,000 was paid on July 1, 2012 and the remainder will be payable in three equal installments on June 13, 2013, June 13, 2014 and June 13, 2015; provided that Mr. Harris remains employed by our company on each such date. Under the Gramercy Capital Corp. 2012 Inducement Equity Plan, Mr. Harris was also granted 150,000 of restricted stock and 450,000 restricted stock units.

If Mr. Harris's employment is terminated for any reason, under the agreement he will be subject to the following continuing obligations after termination: (i) noncompetition with us for 12 months (6 months if (A) employment is terminated without Cause by us or any successor or for Good Reason by Mr. Harris or (B) Mr. Harris's employment is terminated upon or after the expiration of the one-year renewal term); (ii) nonsolicitation of our employees for two years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Harris in connection with the termination of his employment with us:

•	Termination without Cause or with Good Reason. If Mr. Harris's employment is terminated by us without Cause or by Mr. Harris with Good Reason, Mr. Harris will receive the following payments and benefits. Mr. Harris will receive a cash severance payment equal to the sum (or, if such termination occurs in connection with or within 18 months of a Change-in-Control, 1.5 times the sum) of (i) his average annual base salary in effect during the preceding 24 months (his “Prior

Salary”), plus (ii) the highest annual cash bonus paid to Mr. Harris during the three fiscal years prior to the date of termination (including any equity awarded as bonus) or, if the 2013 bonus has not yet been determined, $75,000 (his “Prior Bonus”), which amount shall be payable in 12 equal monthly installments. Mr. Harris will also receive any unpaid amount of his signing bonus and, if the termination occurs in 2013 or a later year, we will pay to Mr. Harris his Prorated Annual Bonus for the year in which Mr. Harris's employment is terminated (and the prior year if such bonus had not yet been determined). Mr. Harris will also receive a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. Harris. Mr. Harris's unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of Mr. Harris's termination will vest, provided that if such termination is in connection with or within 18 months following a Change-in-Control, then all such awards shall vest; (ii) if Mr. Harris is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if Mr. Harris is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Mr. Harris's receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with our company.
•	Termination upon Death. If Mr. Harris's employment is terminated upon his death, Mr. Harris's estate will receive (i) any unpaid amount of his signing bonus, (ii) if the termination date occurs during 2013 or a later year, his Prorated Annual Bonus for the year in which Mr. Harris's employment is terminated (and the prior year if such bonus had not yet been determined). In addition, in the event of such a termination, Mr. Harris's unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of the termination date will vest; (ii) if the termination date occurs prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if the termination date occurs on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control.
•	Termination upon Disability. If Mr. Harris's employment is terminated by us due to Mr. Harris's disability, Mr. Harris will receive (i) a cash severance payment equal to the sum of his Prior Salary and his Prior Bonus, which will be payable in 12 equal monthly installments, (ii) any unpaid amount of his signing bonus, (iii) if the termination date occurs during 2013 or a later year, his Prorated Annual Bonus for the year in which Mr. Harris's employment is terminated provided that the Prorated Annual Bonus shall be less the amount of any annual bonus, or advance thereof, previously paid for the applicable period, and (iv) a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. Harris. In addition, in the event of such a termination, Mr. Harris's unvested equity awards will be treated as follows: (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of Mr. Harris's termination will vest; (ii) if Mr. Harris is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if Mr. Harris is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Mr. Harris's receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with us.

To the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months after termination, or death, whichever is earlier, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. Harris, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Code, Mr. Harris's payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Harris.

The following table illustrates Mr. Harris's potential payment and other benefits upon termination of his employment or Change-in-Control of our company under his employment agreement.

Benjamin P. Harris	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or with Good Reason	$900,000	$112,500	$17,712	$75,000	$1,105,212
Death	—	$75,000	—	$75,000	$150,000
Disability	$600,000	$75,000	$17,712	$75,000	$767,712
Without Cause or with Good Reason Following Change-in-Control	$900,000	$112,500	$17,712	$375,000	$1,405,212

(1)	Upon a hypothetical termination on December 31, 2011, had his employment agreement been in effect on December 31, 2011, Mr. Harris would have been entitled to (i) all unvested equity awards (other than the awards of LTIP Units under the 2012 Outperformance Plan and RSUs referenced above and any other performance-based equity award) that would have otherwise vested within 12 months of Mr. Harris's termination will vest, provided that if such termination is in connection with or within 18 months following a Change-in-Control, then all such awards shall vest; (ii) if Mr. Harris is terminated prior to any Change-in-Control, then unvested RSUs in an amount equal to 20% of the initial RSU grant will vest; and (iii) if Mr. Harris is terminated on or after a Change-in-Control, then unvested RSUs will be treated pursuant to clause (i) after giving effect to the measurement of performance-based hurdles under the terms of the RSUs as of the Change-in-Control. Accordingly, Mr. Harris's accelerated equity value includes the assumed acceleration of 30,000 shares of time-based restricted stock.

Jon W. Clark.  Mr. Clark's employment agreement, as amended, has a term commencing on April 24, 2009 and ending on April 30, 2014, which will automatically renew for successive one-year periods unless either party serves the required notice under the agreement. The agreement provides for an annual salary of $275,000 and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Clark for job performance. The target annual bonus for 2012 and 2013 will be at least $300,000. Mr. Clark is also entitled to a monthly car allowance of $750. If Mr. Clark is terminated for any reason prior to April 30, 2014, under the agreement he will be subject to the following obligations: (i) noncompetition with us for six months (or three months if his employment is terminated due to a non-renewal of the term of employment by us or for Cause (as defined in Mr. Clark's employment agreement) not related to our business or if Mr. Clark terminates his employment after the payment of a discretionary bonus for any year in an amount less than $200,000); (ii) non-solicitation of our employees for two years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Clark in connection with the termination of his employment with us:

•	Termination with Cause or without Good Reason. If Mr. Clark's employment is terminated by us with Cause or by Mr. Clark without Good Reason (as defined in Mr. Clark's employment agreement), Mr. Clark shall be entitled to receive earned and accrued but unpaid base salary, but we shall have no further obligations following such termination.
•	Termination without Cause or with Good Reason. If Mr. Clark's employment is terminated by us without Cause or by Mr. Clark for Good Reason, Mr. Clark will receive (i) earned and accrued but unpaid base salary, (ii) annual base salary for a period of six months following termination and (iii) a prorated annual bonus and an additional 6-month performance bonus, subject to certain formula. Mr. Clark will continue to receive his medical and welfare benefits for six months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. Clark will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date. If such termination occurs in connection with or within 18 months after a Change-in-Control (as defined in Mr. Clark's employment agreement), then Mr. Clark will be entitled to (i) a single lump-sum payment of an amount equal to (a) 12 months of annual base salary and (b) a prorated annual bonus and an additional 12-month performance bonus, subject to certain formula, and (ii) the other payments and benefits described above for a period of 12 months following termination.
•	Termination upon Death. If Mr. Clark's employment is terminated by us upon his death, his estate will receive (i) earned and accrued but unpaid base salary, (ii) any earned and accrued by unpaid base salary and (iii) a prorated annual bonus, subject to certain conditions. In addition, all of Mr. Clark's unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus will fully vest or become exercisable on the date of termination and he will be entitled to 12 months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.
•	Termination upon Disability. If Mr. Clark's employment is terminated by us upon his Disability (as defined in Mr. Clark's employment agreement), Mr. Clark will receive (i) annual base salary for a period of six months following termination and (ii) a prorated annual bonus and an additional six-month performance bonus, subject to certain conditions. Mr. Clark will continue to receive his medical and welfare benefits for six months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. Clark will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.

The following table illustrates Mr. Clark's potential payments and other benefits upon termination of employment or Change-in-Control of our company under his employment agreement.

Jon W. Clark	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or With Reason	$137,500	$162,500	$9,011	$75,000	$384,011
Death	—	$162,500	—	$75,000	$237,500
Disability	$137,500	$162,500	$9,011	$75,000	$384,011
Without Cause or With Good Reason Following Change-in-Control	$275,000	$325,000	$18,022	$75,000	$693,022

(1)	Upon a hypothetical termination on December 31, 2011, Mr. Clark would have been entitled to 12 months of additional vesting of any outstanding time-based restricted stock. Accordingly, Mr. Clark's accelerated equity value includes the assumed acceleration of 30,000 shares of time-based restricted stock.

Michael G. Kavourias.  Mr. Kavourias' retention agreement, as amended, has a term commencing on July 28, 2011 and ending on December 31, 2012. The retention agreement provides for an annual salary of $385,000 per year during the term of the agreement, a guaranteed 2012 performance bonus in an amount determined by us in our sole discretion but in no event less than $750,000, provided Mr. Kavourias has not terminated his employment with us and we have not terminated his employment for Cause (as defined in

Mr. Kavourias's employment agreement), and an additional $100,000 bonus if a sale or other transfer by us of (i) all (or all but one) of the collateral management agreements and/or special servicing agreements (or our rights thereunder) with respect to the assets owned by our indirect subsidiaries that have issued CDO bonds that are outstanding as of June 12, 2012 or (ii) all or substantially all of their interests in (or the underlying assets of) all (or all but one) of such entities is consummated with the assistance of Mr. Kavourias on or before December 31, 2012. Mr. Kavourias will receive a one-time signing bonus of $100,000, payable on December 31, 2012. Pursuant to the retention agreement, Mr. Kavourias is subject to non-competition for the term of the agreement, and non-solicitation during his employment and for the two-year period following the termination of his employment with us, for any reason. Pursuant to the amendment to the retention agreement, Mr. Kavourias agreed to the elimination of the severance obligations previously contained in his retention agreement, and we agreed to accelerate the vesting of 100,000 shares of restricted stock previously granted to Mr. Kavourias that were otherwise scheduled to vest in equal installments in July 2012 and 2013.

Employment and Severance Agreements of Former Named Executive Officers

Roger M. Cozzi.  Mr. Cozzi's employment agreement had a term that commenced on October 28, 2008 and ended on June 30, 2012. The agreement provided for an annual salary of $500,000 and such discretionary annual bonuses as we, in our sole discretion, deemed appropriate to reward Mr. Cozzi for job performance. The annual bonus for 2011 was $1.3 million, paid in a lump sum on or prior to December 31, 2011, and for the period from January 1, 2012 through June 30, 2012 was $650,000, paid within 30 days following June 30, 2012. Under the agreement, we were obligated to maintain a life insurance policy for the benefit of Mr. Cozzi's beneficiaries in the face amount of $5 million, or if not available at reasonable rates, to self-insure Mr. Cozzi up to the maximum cash severance payable under the agreement. Under the agreement, if Mr. Cozzi was terminated for any reason prior to June 30, 2012, he would be subject to the following obligations: (i) noncompetition with us for one year (or three months if his employment was terminated due to a non-renewal of the term of employment by us or terminated for Cause (as defined in Mr. Cozzi's employment agreement) not related to our business, or six months if Mr. Cozzi terminated his employment after the payment of a discretionary bonus for any year in an amount less than $800,000); (ii) non-solicitation of our employees for two years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provided for the following payments and benefits to Mr. Cozzi in connection with the termination of his employment with us:

•	Termination with Cause or without Good Reason. If Mr. Cozzi's employment was terminated by us with “Cause” or by Mr. Cozzi without Good Reason (as defined in Mr. Cozzi's employment agreement), Mr. Cozzi was entitled to receive earned and accrued but unpaid base salary, but we would not have any further obligations following such termination.
•	Termination without Cause or with Good Reason. If Mr. Cozzi's employment was terminated by us without “Cause” or by Mr. Cozzi for Good Reason, Mr. Cozzi would receive (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus and an additional 12-month performance bonus, subject to certain formula. Under the agreement, Mr. Cozzi would continue to receive his medical and welfare benefits for 12 months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus would fully vest or become exercisable on the date of termination. Under the agreement, Mr. Cozzi would also have had 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options would have remained exercisable until the earlier of the expiration of their term or the second January 1 following the termination date. If such termination occurred in connection with or within 18 months after a Change-in-Control (as defined in Mr. Cozzi's employment agreement), then Mr. Cozzi would have been entitled to (i) a single lump-sum payment of an amount equal to (a) 24 months of annual base salary and (b) a prorated bonus annual bonus and an additional 24-month performance bonus, subject to certain formula, and (ii) the other payments and benefits described above for a period of 24 months following termination.
•	Termination upon Death. If Mr. Cozzi's employment was terminated by us upon his death, his estate would receive (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus, subject to certain conditions. In addition, all of Mr. Cozzi's unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus would fully vest or become exercisable on the date of termination and he would be entitled to 12 months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options would remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.
•	Termination upon Disability. If Mr. Cozzi's employment was terminated by us upon his Disability (as defined in Mr. Cozzi's employment agreement), Mr. Cozzi would have received (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus and an additional 12-month performance bonus, subject to certain conditions. Under the agreement, Mr. Cozzi would have continued to receive his medical and welfare benefits for 12 months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, would fully vest or become exercisable on the date of termination. Under the agreement, Mr. Cozzi would also have had 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options would have remained exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.

The following table illustrates Mr. Cozzi's potential payment and other benefits upon termination of his employment or Change-in-Control of us under his employment agreement.

Roger M. Cozzi	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or With Good Reason	$500,000	$1,300,000	$20,716	$828,602	$2,649,318
Death	—	$1,300,000	—	$828,602	$2,128,602
Disability	$500,000	$1,300,000	$20,716	$828,602	$2,649,318
Without Cause or With Good Reason Following Change-in-Control	$1,000,000	$2,600,000	$41,432	$828,602	$4,470,034

(1)	Upon a hypothetical termination on December 31, 2010, Mr. Cozzi would have been entitled to 12 months of additional vesting of any outstanding time-based restricted stock, stock option awards or LTIP awards. Accordingly, Mr. Cozzi's accelerated equity value includes the assumed acceleration of (i) 43,334 shares of time-based restricted stock, (ii) options to purchase 100,000 shares of our common stocks with an exercise price of $0.80 per share, and (iii) 250,000 LTIP Units.

Mr. Cozzi entered into a severance agreement with us pursuant to which he would have been entitled to receive certain benefits upon the termination of his employment with us. The severance agreement, as amended on July 28, 2011, provided for a term that terminated on June 30, 2012. Pursuant to the severance agreement, if Mr. Cozzi's employment with us terminated by us without Cause (as defined in Mr. Cozzi's employment agreement) or by Mr. Cozzi with Good Reason (as defined in Mr. Cozzi's employment agreement), Mr. Cozzi would have been credited with 12 months of additional vesting under all equity awards granted to him by us, other than the LTIP Units granted in connection with the severance agreement. In addition, if Mr. Cozzi's employment with us was terminated due to his death or Disability (as defined in Mr. Cozzi's employment agreement), he would have been credited with 12 months of additional vesting under all equity awards granted to him by us, other than the LTIP Units granted in connection with the severance agreement. However, if Mr. Cozzi was terminated by us for “Cause” or if he voluntarily terminated his employment with us without “Good Reason”, all of the equity awards previously granted to him that have not yet vested, including restricted stock and options to purchase our common stock, would be forfeited.

On June 12, 2012, we entered into a separation and release agreement with Mr. Cozzi. Under the separation and release agreement, we paid Mr. Cozzi severance pay consisting of a lump sum of $30,000, less tax-related deductions and withholdings. Additionally, we agreed to reimburse Mr. Cozzi for reasonable legal expenses he incurs in connection with the negotiation of the separation and release agreement up to a limit of $4,000, and for health care premiums through the earliest of (i) September 30, 2012, (ii) the date on which

Mr. Cozzi receives health coverage through other employment, or (iii) the end of Mr. Cozzi's eligibility under COBRA for continuation coverage. Pursuant to the separation and release agreement, we agreed that Mr. Cozzi, as of the date of the termination of his employment, will no longer be bound by the sections of his employment agreement relating to noncompetition and investment limitations. Mr. Cozzi and we provided each other with a mutual general release of claims.

Timothy J. O'Connor.  Mr. O'Connor's employment agreement had a term commencing on November 13, 2008 and ended on June 30, 2012. The agreement provided for an annual salary of $400,000 and such discretionary annual bonuses as we, in our sole discretion, deemed appropriate to reward Mr. O'Connor for job performance. The annual bonus for 2011 was $575,000, paid in a lump sum on or prior to December 31, 2011, and for the period from January 1, 2012 through June 30, 2012 was $287,500, paid within 30 days following June 30, 2012. Under the agreement, if Mr. O'Connor was terminated for any reason prior to June 30, 2012, he would be subject to the following obligations: (i) noncompetition with us for one year (or three months if his employment was terminated due to a non-renewal of the term of employment by us or terminated for Cause (as defined in Mr. O'Connor's employment agreement) not related to our business, or six months if Mr. O'Connor terminated his employment after the payment of a discretionary bonus for any year in an amount less than $500,000); (ii) non-solicitation of our employees for two years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provided for the following payments and benefits to Mr. O'Connor in connection with the termination of his employment with us:

•	Termination with Cause or without Good Reason. If Mr. O'Connor's employment was terminated by us with “Cause” or by Mr. O'Connor without Good Reason (as defined in Mr. O'Connor's employment agreement), Mr. O'Connor was entitled to receive earned and accrued but unpaid base salary, but we would not have any further obligations following such termination.
•	Termination without Cause or with Good Reason. If Mr. O'Connor's employment was terminated by us without “Cause” or by Mr. O'Connor for Good Reason, Mr. O'Connor would receive (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus and an additional 12-month performance bonus, subject to certain formula. Mr. O'Connor would continue to receive his medical and welfare benefits for 12 months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, would fully vest or become exercisable on the date of termination. Mr. O'Connor would also have had 12 months of additional vesting for his outstanding restricted stock, option or other equity-based awards and any then vested unexercised stock options would have remained exercisable until the earlier of the expiration of their term or the second January 1 following the termination date. If such termination occured in connection with or within 18 months after a Change-in-Control (as defined in Mr. O'Connor's employment agreement), then Mr. O'Connor would have been entitled to (i) a single lump-sum payment of an amount equal to (a) 24 months of annual base salary and (b) a prorated bonus annual bonus and an additional 24-month performance bonus, subject to certain formula, and (ii) the other payments and benefits described above for a period of 24 months following termination.
•	Termination upon Death. If Mr. O'Connor's employment was terminated by us upon his death, his estate would have received (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus, subject to certain conditions. In addition, all of Mr. O'Connor's unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus would fully vest or become exercisable on the date of termination and he would be entitled to 12 months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options would remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.
•	Termination upon Disability. If Mr. O'Connor's employment was terminated by us upon his Disability (as defined in Mr. O'Connor's employment agreement), Mr. O'Connor would have received (i) annual base salary for a period of 12 months following termination and (ii) a prorated annual bonus and an additional 12-month performance bonus, subject to certain conditions. Mr. O'Connor would have continued to receive his medical and welfare benefits for 12 months, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, would fully vest or become exercisable on the date of termination. Mr. O'Connor would also have had 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options would have remained exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.

The following table illustrates Mr. O'Connor's potential payments and other benefits upon termination of his employment or Change-in-Control of us under his employment agreement.

Timothy J. O'Connor	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity(1)	Total
With Cause or Without Good Reason	—	—	—	—	—
Without Cause or With Good Reason	$400,000	$575,000	$20,716	$223,301	$1,219,017
Death	—	$575,000	—	$223,301	$798,301
Disability	$400,000	$575,000	$20,716	$223,301	$1,219,017
Without Cause or With Good Reason Following Change-in-Control	$800,000	$1,150,000	$41,432	$223,301	$2,214,733

(1)	Upon a hypothetical termination on December 31, 2010, Mr. O'Connor would have been entitled to 12 months of additional vesting of any outstanding time-based restricted stock, stock option awards or LTIP awards. Accordingly, Mr. O'Connor's accelerated equity value includes the assumed acceleration of 21,667 shares of time-based restricted stock, and 75,000 LTIP Units.

Mr. O'Connor entered into a severance agreement with us pursuant to which he would have been entitled to receive certain benefits upon the termination of his employment with us. The severance agreement, as amended on July 28, 2011, provided for a term that terminated on June 30, 2012. Pursuant to the severance agreement, if Mr. O'Connor's employment with us was terminated by us without Cause (as defined in Mr. O'Connor's employment agreement) or by Mr. O'Connor with Good Reason (as defined in Mr. O'Connor's employment agreement), Mr. O'Connor would have been credited with 12 months of additional vesting under all equity awards granted to him by us, other than the LTIP Units granted in connection with the severance agreement. In addition, if Mr. O'Connor's employment with us was terminated due to his death or Disability (as defined in Mr. O'Connor's employment agreement), he would have been credited with 12 months of additional vesting under all equity awards granted to him by us, other than the LTIP Units granted in connection with the severance agreement. However, if Mr. O'Connor was terminated by us for “Cause” or if he voluntarily terminated his employment with us without “Good Reason”, all of the equity awards previously granted to him that have not yet vested, including restricted stock and options to purchase our common stock, would be forfeited.

On June 12, 2012, we entered into a transition agreement with Mr. O'Connor pursuant to which Mr. O'Connor agreed to continue to serve as our President from June 30, 2012, which was the end of his current term of employment with us, through July 31, 2012 and thereafter to serve as a full-time Consultant for an additional three months to assist with transitional matters. Pursuant to the transition agreement, Mr. O'Connor stepped down as our President effective as of July 31, 2012. Pursuant to the transition agreement, the term of Mr. O'Connor's existing employment agreement with us was extended through July 31, 2012 and Mr. O'Connor agreed to serve as a full-time Consultant for three months thereafter. During this additional four-month period, Mr. O'Connor is entitled to receive base salary at the same annual rate, a bonus of $287,500 payable over the four-month period and continued benefits. In the event that we terminate Mr. O'Connor's employment as a Consultant without “Cause” during this period, we will continue to be obligated to make all payments due under the transition agreement as if Mr. O'Connor had remained employed under the agreement. Under the transition agreement, we also agreed that Mr. O'Connor's non-competition obligations under his existing employment agreement would not extend beyond October 31, 2012 and the parties agreed to a mutual release of claims.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2011, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	565,026	$17.25	1,123,197
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	565,026	$17.25	1,123,197

(1)	Includes information related to our Amended and Restated 2004 Equity Incentive Plan.

Amended and Restated 2004 Equity Incentive Plan

Prior to the Internalization, our Board of Directors adopted at the July 2004 meeting of our Board of Directors, and our common stockholders ratified, a long-term, ten-year compensation program, which was later amended and restated, for certain employees, directors, officers, advisors, consultants and other personnel, including the Manager and employees of the Manager and SL Green, and any of our joint venture affiliates or those of SL Green. Of the options or stock that have not been granted at the time of our initial public offering, our Compensation Committee shall have the right to make such awards in the form of equity incentive compensation on such terms as our Compensation Committee may deem appropriate. Subsequent to the Internalization, our Compensation Committee has the authority to administer and interpret our 2004 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of certain of our employees, directors, officers, advisors, consultants and other personnel and any of our joint venture affiliates to receive an award, to determine the number of shares of common stock to be converted by each award, to determine the terms, provisions and conditions of each award, to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate. Our Compensation Committee, in its discretion, may delegate to our Chief Executive Officer all or part of the Committee's authority and duties with respect to awards; provided, however, that we may not delegate its authority and duties with respect to awards that have been, or will be, granted to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer or President or any Executive Vice President.

Subject to adjustment upon certain corporate transactions or events, up to a maximum of 6,250,000 shares, but not more than 10% of the common stock outstanding at the time of the grant, may be subject to stock options, restricted stock, phantom stock and dividend equivalent rights under our 2004 Equity Incentive Plan. The maximum number of shares of common stock that may underlie awards, other than options, to any eligible person in any one year, shall not exceed 200,000, to the extent such awards are intended to qualify as performance-based compensation under Section 162(m) of the Code, or 800,000, to the extent such awards are not intended to qualify as performance-based compensation under Section 162(m) of the Code. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive options for more than 300,000 shares of our common stock in one year. Any common stock withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for issuance under our 2004 Equity Incentive Plan. If an option or other award granted under our 2004 Equity Incentive Plan expires or terminates, the common stock subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless our 2004 Equity Incentive Plan is previously terminated by our Board of Directors, no new award may be granted under our 2004 Equity Incentive Plan after the tenth anniversary of the date that such plan was initially approved by our Board of Directors. No award may be granted under our 2004 Equity Incentive Plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of our outstanding common stock. At December 31, 2011, approximately 1,123,197 shares of common stock were available for issuance under our 2004 Equity Incentive Plan.

2012 Inducement Equity Incentive Plan

In connection with the equity awards to be made to Messrs. DuGan and Harris, and Nicholas L. Pell, who joined us as a Managing Director, and in connection with our hiring of these executives, our Board of Directors adopted the Gramercy Capital Corp. 2012 Inducement Equity Incentive Plan as of June 7, 2012. Under the 2012 Inducement Equity Incentive Plan, we may grant equity awards for up to 4,500,000 shares of common stock pursuant to the employment inducement award exemption provided by Section 303A.08 of the NYSE Listed Company Manual. The 2012 Inducement Equity Incentive Plan permits us to issue a variety of equity awards, including stock options, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards. The 2012 Inducement Equity Incentive Plan is administered by our Compensation Committee. The 2012 Inducement Equity Incentive Plan will terminate on the ten-year anniversary of our Board of Directors' approval of the 2012 Inducement Equity Incentive Plan, provided our Board of Directors may terminate the 2012 Inducement Equity Incentive Plan at any time. All of the shares available under the 2012 Inducement Equity Incentive Plan were initially issued or reserved for issuance to Messrs. DuGan, Harris and Pell in connection with the equity awards made upon the commencement of their employment with us.

2012 Outperformance Plan

In connection with the hiring of Messrs. DuGan, Harris and Pell, our Board of Directors approved a new outperformance plan, the 2012 Outperformance Plan. Pursuant to the 2012 Outperformance Plan, these executives, in the aggregate, may earn up to $20 million of LTIP Units based on our common stock price appreciation over a four-year performance period ending June 30, 2016. The amount of LTIP Units earned under the 2012 Outperformance Plan will range from $4 million if our common stock price equals a minimum hurdle of $5.00 per share (less any dividends paid during the performance period) to $20 million if our common stock price equals or exceeds $9.00 per share (less any dividends paid during the performance period) at the end of the performance period. The executives will not earn any LTIP Units under the 2012 Outperformance Plan to the extent that our common stock price is less than the minimum hurdle.

During the performance period, the executives may earn up to 12%, 24% and 36% of the maximum amount under the 2012 Outperformance Plan at the end of the first, second and third years, respectively, of the performance period if our common stock price has equaled or exceeded the stock price hurdles as of the end of such years. If the minimum stock price hurdle is met as of the end of any such year, the actual amount earned will range on a sliding scale from 20% of the maximum amount that may be earned as of such date (at the minimum stock price hurdle) to 100% of the maximum amount that may be earned as of such date (at the maximum stock price hurdle). Any LTIP Units earned under the 2012 Outperformance Plan will remain subject to vesting, with 50% of any LTIP Units earned vesting on June 30, 2016 and the remaining 50% vesting on June 30, 2017 based, in each case, on continued employment through the vesting date.

Upon the occurrence of a Change-in-Control at any time prior to the end of the performance period, the performance period will be shortened to end on the date of such Change-in-Control, performance will be measured based on the common stock price as of the Change-in- Control and all LTIP Units that are earned will vest as of such date. In the event of a Change-in-Control after the end of the performance period, all LTIP Units that had been previously earned will vest as of such date. If an executive's employment is terminated by us without Cause, by the executive for Good Reason or upon death or disability prior to the end of the performance period, then for such executive performance will be measured as of the date of such termination and a prorated portion of the LTIP Units earned, if any, will vest based on the portion of the full five-year vesting period that such executive remained employed, plus 12 months, as a percentage of the full five-year vesting period. If an executive's employment is terminated upon such circumstances after the end of the performance period, all of such executive's unvested LTIP Units that had been previously earned will vest as of the date of such executive's termination. The terms Cause, Good Reason and Change-in-Control are specifically defined (or referenced) in the award agreement under the 2012 Outperformance Plan.

Messrs. DuGan, Harris and Pell were granted awards under the 2012 Outperformance Plan pursuant to which they may earn up to $10 million, $6 million and $4 million of LTIP Units, respectively.

LTIP Units are a class of limited partnership interests in our Operating Partnership that are structured to qualify as “profits interests” for federal income tax purposes. Accordingly, LTIP Units, initially, will not have full parity, on a per unit basis, with the Class A limited partnership interests in our Operating Partnership with respect to liquidating distributions. If a tax book-up event occurs, which generally includes the issuance of equity interests in us or our Operating Partnership and the occurrence of certain other events, at a time when our Operating Partnership's assets have sufficiently appreciated, the LTIP Units will achieve full parity with the Class A limited partnership interests. To the extent the LTIP Units have achieved parity with the Class A limited partnership interests, the LTIP Units may be converted, subject to the satisfaction of the applicable vesting conditions, on a one-for-one basis into Class A limited partnership interests. Until LTIP Units have been earned under the 2012 Outperformance Plan, the executives will be entitled to receive non-liquidating distributions with respect to the LTIP Units underlying their awards under the 2012 Outperformance Plan on a per unit basis equal to 10% of the regular dividends per share paid on our common stock, if any. If and when LTIP Units are earned, the executives will be entitled to receive non-liquidating distributions with respect to the earned LTIP Units on a per unit basis equal to the dividends per share paid on our common stock.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our employees participate on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, as of October 19, 2012, the Common Stock Record Date, and our Series A Preferred Stock, as of October 26, 2012, the Preferred Stock Record Date, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock or Series A Preferred Stock based on the Schedule 13D, Schedule 13G, or any amendments thereto, filed with the SEC, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock or Series A Preferred Stock set forth opposite their respective names.

In accordance with SEC rules, each listed person's beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days) after October 19, 2012 with respect to our common stock and October 26, 2012 with respect to our Series A Preferred Stock.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name**	Amount And Nature of Beneficial Ownership of Common Stock		Percent of Total(1)	Amount And Nature of Beneficial Ownership of Series A Preferred Stock	Percent of Class(1)
Roger M. Cozzi	1,078,900	(2)	1.97%	—	—
Timothy J. O'Connor	277,974	(3)	*	—	—
Robert R. Foley	36,171	(4)	*	—	—
Gordon F. DuGan	2,000,000	(5)	3.66%	—	—
Benjamin P. Harris	640,000	(6)	1.17%	—	—
Marc Holliday	369,507	(7)	*	—	—
Allan J. Baum	207,068	(8)	*	—	—
Jeffrey E. Kelter	202,349	(9)	*	—	—
Paul J. Konigsberg	193,184	(10)	*	—	—
Charles S. Laven	190,710	(11)	*	—	—
Gregory F. Hughes	0		*	—	—
William H. Lenehan	41,221		*	—	—
Jon W. Clark	62,500	(12)	*	—	—
Michael G. Kavourias	139,982	(13)	*	—	—
All Directors and Executive Officers as a Group (14 Persons)	5,439,566		9.96%	—	—
SL Green and SL Green Operating Partnership, L.P.	3,225,947	(14)	5.91%	***	***
He Zhengxu	2,663,067	(15)	4.87%	***	***
Kwon Uk Choi	3,800,000	(16)	6.96%	***	***
Indaba Capital Fund, L.P	***(17)			780,815	22.15%
Thomas A. Maher	***(18)			282,414	8.01%

*	Less than 1% of class.
**	Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170-1881.
***	Information not publicly available.
(1)	As of October 19, 2012, 54,629,487 shares of common stock and, as of October 26, 2012, 3,525,822 shares of Series A Preferred Stock were outstanding.

(2)	Mr. Cozzi's term of employment as our Chief Executive Officer ended on June 30, 2012.
(3)	Mr. O'Connor's term of employment as our President ended on July 31, 2012.
(4)	Mr. Foley resigned on March 16, 2012.
(5)	Mr. DuGan was appointed as our Chief Executive Officer, effective as of July 1, 2012.
(6)	Mr. Harris was appointed as our Chief Investment Officer effective as of July 1, 2012 through July 31, 2012, and as our President effective as of August 1, 2012.
(7)	Includes 138,865 shares of common stock issuable upon exercise of options. On April 22, 2010, Mr. Holliday notified our board of directors that he would not stand for election as a director for a new term at our 2010 annual meeting of stockholders. However, Mr. Holliday agreed with our board of directors that he would remain as a director on an interim basis for an unspecified period of time following our 2010 annual meeting. Under Maryland law, a director continues as a director until he or she resigns or his or her successor is duly elected and appointed.
(8)	Includes 43,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 161,059.90 phantom units.
(9)	Includes 43,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 156,341.09 phantom units.
(10)	Includes 43,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 147,175.66 phantom units.
(11)	Includes 43,508 shares of common stock issuable upon exercise of options, 2,500 shares of restricted common stock and 144,701.75 phantom units.
(12)	Includes 10,806 shares of common stock issuable upon exercise of options.
(13)	Includes 39,982 shares of common stock issuable upon exercise of options.
(14)	Based solely on information contained in Schedule 13G/A filed jointly by SL Green and SL Green Operating Partnership, L.P. on February 8, 2012. SL Green and SL Green Operating Partnership, L.P. have shared voting and dispositive power over these shares of common stock.
(15)	The address for this stockholder is Institution of Math, AMSS, CAS, Zhongguancun, Haidian District, Beijing 100080, People's Republic of China. Based solely on information contained in Schedule 13G/A filed jointly by this stockholder and He & Fang 2005 Revocable Living Trust on January 10, 2012. This stockholder has shared voting and dispositive power over these shares.
(16)	The address for this stockholder is Renaissance Villa 45, Ogeum-Tong, Song-Pa Gu, Seoul, Republic of Korea. Based solely on information contained in Schedule 13D filed jointly with Jisook Jung and Anda Investment Partners on November 23, 2011. This stockholder has sole voting and dispositive power over these shares. Based solely on information contained in the Schedule 13D, Jisook Jung owns and has sole voting and dispositive power over 286,100 shares, representing less than 1% of the outstanding shares of common stock, and Anda Investment Partners owns and has sole voting and dispositive power over 148,000 shares, representing less than 1% of the outstanding shares of common stock.
(17)	The address for this stockholder is One Letterman Drive, Building D, Suite DM700, San Francisco, California 94129. Based solely on information contained in Schedule 13D/A filed jointly by this stockholder, Indaba Capital Management, LLC, Indaba Partners, LLC and Derek C. Schrier on January 17, 2012. This stockholder has shared voting and dispositive power over the shares of Series A Preferred Stock.
(18)	The address for this stockholder is 1 Park Rd, Asheville, North Carolina 28803. Based solely on information contained in the list of non-objecting beneficial owners of the Company as of the Preferred Stock Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were filed on a timely basis in 2011, except that Roger M. Cozzi did not timely file two Form 4s to report four transactions and Timothy J. O'Connor did not timely file two Form 4s to report two transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

It is the policy of our Board of Directors that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members, or stockholders owning 5% of more of our outstanding stock)) shall be subject to approval or ratification in accordance with the following procedures.

Our Nominating and Corporate Governance Committee shall review the material facts of all related party transactions that require its approval and either approve or disapprove of the entry into the related party transaction, subject to some exceptions. If advance approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified at the next regularly scheduled meeting of our Nominating and Corporate Governance Committee. In determining whether to approve or ratify a related party transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.

If a related party transaction will be ongoing, our Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our Nominating and Corporate Governance Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with our Nominating and Corporate Governance Committee's guidelines and that the related party transaction remains appropriate.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

Internalization

On April 24, 2009, in connection with the Internalization, we and our Operating Partnership entered into a securities transfer agreement with SL Green Operating Partnership, L.P., GKK Manager Member Corp. and SL Green pursuant to which (i) SL Green Operating Partnership, L.P. and GKK Manager Member Corp. agreed to transfer to our Operating Partnership membership interests in the Manager and (ii) SL Green Operating Partnership, L.P. agreed to transfer to our Operating Partnership its Class B limited partner interests in our Operating Partnership, in exchange for certain de minimis cash consideration. The securities transfer agreement contains standard representations, warranties, covenants and indemnities. No distributions were due on the Class B limited partner interests in connection with the Internalization.

Concurrently with the execution of the securities transfer agreement, we also entered into a special rights agreement with SL Green Operating Partnership, L.P. and SL Green pursuant to which SL Green agreed to provide us certain management information systems services from April 24, 2009 through the date that was 90 days thereafter and we agreed to pay SL Green Operating Partnership, L.P. a monthly cash fee of $25,000 in connection therewith. We also agreed to use our best efforts to operate as a real estate investment trust during each taxable year and to cause our tax counsel to provide legal opinions to SL Green relating to our real estate investment trust status. Other than with respect to the transitional services provisions of the special rights agreement as set forth therein, the special rights agreement terminated when SL Green Operating Partnership, L.P. ceased to own at least 7.5% of the shares of our common stock.

Management Agreement

In connection with our initial public offering, we entered into a management agreement with the Manager, which was subsequently terminated in April 2009 in connection with the Internalization. The management agreement provided for a term through December 2009 with automatic one-year extension options and was subject to certain termination rights. We paid the Manager an annual management fee equal to 1.75% of our gross stockholders equity (as defined in the management agreement) inclusive of our trust preferred securities. In October 2008, we entered into the second amended and restated management agreement with the Manager which generally contained the same terms and conditions as the amended and restated management agreement, as amended, except for the following material changes: (1) reduced the annual base management fee to 1.50% of our gross stockholders equity; (2) reduced the termination fee to an amount equal to the management fee earned by the Manager during the 12 months preceding the termination date; and (3) commencing July 2008, all fees in connection with collateral management agreements were to be remitted by the Manager to us. We incurred expense to the Manager under this agreement of an aggregate of $0, $0 and $7,534,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Asset Servicing Agreement

Prior to the Internalization, we were obligated to reimburse the Manager for its costs incurred under an asset servicing agreement between the Manager and an affiliate of SL Green Operating Partnership, L.P. and a separate outsource agreement between the Manager and SL Green Operating Partnership, L.P. The asset servicing agreement, which was amended and restated in April 2006, provided for an annual fee payable to SL Green Operating Partnership, L.P. by us of 0.05% of the book value of all credit tenant lease assets and non-investment grade bonds and 0.15% of the book value of all other assets. The outsource agreement provided for an annual fee payable by us, which became $2,814,000 per year subsequent to the closing of the American Financial merger to reflect higher costs resulting from the increased size and number of assets of the combined company, increasing 3% annually over the prior year on the anniversary date of the outsource agreement in August of each year. For the year ended December 31, 2008, we realized expense of $1,721,000 to the Manager under the outsource agreement. For the year ended December 31, 2008, we realized expense of $4,022,000 to the Manager, under the asset servicing agreement. In October 2008, the outsource agreement was terminated and the asset servicing agreement was replaced with that certain interim asset servicing agreement between the Manager and an affiliate of SL Green, pursuant to which we were obligated to reimburse the Manager for its costs incurred thereunder from October 2008 until April 24, 2009 when such agreement was terminated in connection with the Internalization. Pursuant to that agreement, the SL Green affiliate acted as the rated special servicer to our CDOs, for a fee equal to two basis points per year on the carrying value of the specially serviced loans assigned to it. Concurrent with the Internalization, the interim asset servicing agreement was terminated and the Manager entered into a special servicing agreement with an affiliate of SL Green, pursuant to which the SL Green affiliate agreed to act as the rated special servicer to our CDOs for a period beginning on April 24, 2009 through the date that is the earlier of (i) 60 days thereafter and (ii) a date on which a new special servicing agreement is entered into between the Manager and a rated third-party special servicer. The SL Green affiliate was entitled to a servicing fee equal to (i) 25 basis points per year on the outstanding principal balance of assets with respect to certain specially serviced assets and (ii) two basis points per year on the outstanding principal balance of assets with respect to certain other assets. The April 24, 2009 agreement expired effective June 23, 2009. Effective May 2009, we entered into new special servicing arrangements with Situs Serve, L.P., which became the rated special servicer for our CDOs. An affiliate of SL Green continues to provide special servicing services with respect to a limited number of loans owned by us that are secured by properties in New York City, or in which we and SL Green are co-investors. For the years ended December 31, 2011, 2010 and 2009 we incurred expense of $3,058,000, $477,000 and $1,014,000 respectively, pursuant to the special servicing arrangement.

Leases

Commencing in May 2005, we are party to a lease agreement with SLG Graybar Mesne Lease LLC (“SLG Graybar”), an affiliate of SL Green, for our corporate offices at 420 Lexington Avenue, New York, New York. The lease is for approximately 7,300 square feet and carries a term of 10 years. In May and November 2008 and again in July 2009, we amended our lease with SLG Graybar to increase the leased premises by approximately 2,260 square feet in aggregate, which is leased on a co-terminus basis with the remainder of our leased premises. The additional premises and carries rents of approximately $103,000 per annum during the initial year and $123,000 per annum during the final lease year. In June 2012, we amended our lease with SLG Graybar to relocate our primary office space from the 19th floor to the 18th floor with rents of approximately $345,000 per annum in year one rising to $357,000 per annum in year three. For the years ended December 31, 2009, 2010 and 2011 we paid $307,000, $339,000 and $437,000 under this lease, respectively.

SL Green Operating Partnership, L.P. and SL Green Interests in Gramercy Investments

In March 2006, we closed on the purchase of a $25,000,000 mezzanine loan, which bears interest at one-month LIBOR plus 8.00%, to a joint venture in which SL Green was an equity holder. The mezzanine loan was repaid in full on May 9, 2006, when we originated a $90,287,000 whole loan, which bears interest at one-month LIBOR plus 2.75%, to the joint venture. The whole loan is secured by office and industrial properties in northern New Jersey and has a book value of $24,478,000 and $24,821,000 as of December 31, 2011 and 2010, respectively.

In April 2007, we purchased for $103,200,000 a 45% TIC interest to acquire the fee interest in a parcel of land located at 2 Herald Square, located along 34th Street in New York, New York. The acquisition was financed with a $86,063,000 10-year fixed rate mortgage loan. The property is subject to a long-term ground lease with an unaffiliated third party for a term of 70 years. The remaining TIC interest is owned by a wholly-owned subsidiary of SL Green. The TIC interests are pari-passu. We sold our 45% interest in December 2010 to a wholly-owned subsidiary of SL Green for net proceeds of $25,350,000 resulting in a loss of $11,885,000. We recorded our pro rata share of net income of $5,078,000 and $4,988,000 for the years ended December 31, 2010 and 2009, respectively.

In July 2007, we purchased for $144,240,000 an investment in a 45% TIC interest to acquire a 79% fee interest and 21% leasehold interest in the fee position in a parcel of land located at 885 Third Avenue, on which is situated The Lipstick Building. The transaction was financed with a $120,443,000 10-year fixed rate mortgage loan. The property is subject to a 70-year leasehold ground lease with an unaffiliated third party. The remaining TIC interest is owned by a wholly-owned subsidiary of SL Green. The TIC interests are pari passu. We sold our 45% interest in December 2010 to a wholly-owned subsidiary of SL Green for net proceeds of $38,911,000 resulting in a loss of $15,407,000. We recorded our pro rata share of net income of $5,926,000 and $5,972,000 for the years ended December 31, 2010 and 2009, respectively.

In September 2007, we acquired a 50% interest in a $25,000,000 senior mezzanine loan from SL Green. Immediately thereafter, we, along with SL Green, sold all of our interests in the loan to an unaffiliated third party. Additionally, we acquired from SL Green a 100% interest in a $25,000,000 junior mezzanine loan associated with the same properties as the preceding senior mezzanine loan. Immediately thereafter we participated 50% of our interest in the loan back to SL Green. As of December 31, 2011 and 2010, the loan had a book value of $0 and $0, respectively. In October 2007, we acquired a 50% pari-passu interest in $57,795,000 of two additional tranches in the senior mezzanine loan from an unaffiliated third party. At closing, an affiliate of SL Green simultaneously acquired the other 50% pari-passu interest in the two tranches. As of December 31, 2011 and 2010, the loan has a book value of $0 and $0, respectively. We held a contingent interest in the property which was sold to SL Green in December 2010 for $2,016,000.

In December 2007, we acquired a $52,000,000 interest in a senior mezzanine loan from a financial institution. Immediately thereafter, we participated 50% of our interest in the loan to an affiliate of SL Green. The investment, which is secured by an office building in New York, New York, was purchased at a discount and bears interest at an effective spread to one-month LIBOR of 5.00%. In July 2009, we sold our remaining interest in the loan to an affiliate of SL Green for $16,120,000 pursuant to purchase rights established when the loan was acquired. The sale also included a contingent participation in future net proceeds from SL Green of up to $1,040,000 in excess of the purchase price upon their ultimate disposition of the loan, which was surrendered and cancelled in December 2010 in connection with certain transactions that we consummated with wholly-owned subsidiaries of SL Green.

In December 2007, we acquired a 50% interest in a $200,000,000 senior mezzanine loan from a financial institution. Immediately thereafter, we participated 50% of our interest in the loan to an affiliate of SL Green. The investment was purchased at a discount and bears interest at an effective spread to one-month LIBOR of 6.50%. In December 2010, we subsequently purchased from an affiliate of SL Green, its full participation in the senior mezzanine loan at a discount. As of December 31, 2011 and 2010, the original loan has a book value of $250,000 and $5,224,000, respectively, and the subsequently purchased mezzanine loan has a book value of $7,337,000 and $13,586,000 respectively and the preferred equity investment has a book value of $3,365,000 and $0, respectively.

In August 2008, we closed on the purchase from an SL Green affiliate of a $9,375,000 pari-passu participation interest in a $18,750,000 first mortgage. The loan is secured by a retail shopping center located in Staten Island, New York. The investment bears interest at a fixed rate of 6.50%. In December 2010, we purchased the remaining 50% interest in the loan from an SL Green affiliate for a discount of $9,420,000. As of December 31, 2011 and 2010 the loan has a book value of $19,419,000 and $19,367,000, respectively.

In September 2008, we closed on the purchase from an SL Green affiliate of a $30,000,000 interest in a $135,000,000 mezzanine loan. The loan is secured by the borrower's interests in a retail condominium located New York, New York. The investment bears interest at an effective spread to one-month LIBOR of 10.00%. As of December 31, 2010, the loan has a book value of approximately $27,778,000. In December 2010, we sold our contingent interest to SL Green for $300,000. In March 2011, the loan was paid in full by the borrower.

In December 2010, we sold our interest in a parcel of land located at 292 Madison Avenue in New York, New York to a wholly-owned subsidiary of SL Green. We received proceeds of $16,765,000 and recorded an impairment charge of $9,759,000.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of Morrow & Co. LLC at an aggregate estimated cost of $3,500 plus out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2013 annual meeting of stockholders must be received by our Secretary no later than July 2, 2013 in order to be considered for inclusion in our proxy statement relating to the 2013 meeting pursuant to Rule 14a-8 under the Exchange Act.

For a proposal of a stockholder to be properly presented at the 2013 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be received at our principal executive offices after June 16, 2013 and on or before September 29, 2013, unless the 2013 annual meeting of stockholders is scheduled to take place before December 6, 2012 or after February 11, 2014. Our Bylaws currently provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in our Bylaws, to us at our principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the anniversary date, such nominations or proposals must be delivered to us not earlier than the 180th day prior to such meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to our principal executive offices at: Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attn: Michael G. Kavourias, Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by calling (212) 297-1000 or by directing your written request to: Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attn: Michael G. Kavourias, Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

Other Matters

Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the annual or special meetings. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

2011 Annual Report

Common stockholders are concurrently being furnished with a copy of our 2011 Annual Report and Form 10-K. Additional copies of the 2011 Annual Report and Form 10-K and of this proxy statement are available at www.proxyvote.com or by contacting Gramercy Capital Corp., Attn: Investor Relations, at 420 Lexington Avenue, New York, New York, 11070, or call toll-free number: 1-800-579-1639, or email: sendmaterial@proxyvote.com. Copies will be furnished promptly at no additional expense.

By Order of our Board of Directors

Michael G. Kavourias
Secretary

New York, New York
October 30, 2012

420 LEXINGTON AVENUE
NEW YORK, NY 10170

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF THE INTERNET OR TELEPHONE TO AUTHORIZE YOUR PROXY. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

AUTHORIZE YOUR PROXY BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you authorize your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To authorize your proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

GRMRC1	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAMERCY CAPITAL CORP.

HOLDERS OF COMMON STOCK ONLY:

	For All	Withhold All	For All Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
1. To elect six Directors to serve until the 2013 annual meeting of stockholders and until their successors are duly elected and qualify.	☐	☐	☐
Nominees: 01) Allan J. Baum	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.
02) Gordon F. DuGan
03) Marc Holliday
04) Gregory F. Hughes
05) Jeffrey E. Kelter
06) Charles S. Laven

Vote on Proposal

	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐
4. To consider and act upon any other matters that may properly be brought before the annual meeting and any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual meeting of stockholders and the proxy statement with respect thereto, the terms of each of which are incorporated by reference, and our annual report to stockholders with respect to our 2011 fiscal year, and hereby revoke(s) any proxy or proxies heretofore given with respect to the meeting. This proxy may be revoked at any time before it is exercised.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

GRAMERCY CAPITAL CORP.
420 Lexington Avenue
New York, New York 10170-1881

Proxy for Annual Meeting of Common Stockholders to be held on December 13, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned common stockholder of Gramercy Capital Corp., a Maryland corporation (the “Corporation”), hereby constitutes and appoints Gordon F. DuGan and Michael G. Kavourias and either of them, as proxies of the undersigned, with full power of substitution, to attend the annual meeting of stockholders to be held at The New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017, at 9:30 a.m., local time, on December 13, 2012, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

When this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned common stockholder(s). If this proxy is executed but no direction is given, the votes entitled to be cast, if any, by the undersigned common stockholder will be cast “FOR” each nominee of our Board of Directors listed in Proposal 1 and “FOR” Proposals 2 and 3. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the annual meeting and any adjournments or postponements thereof. A common stockholder wishing to vote in accordance with our Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

Please authorize your proxy by signing on the other side and return promptly in the enclosed envelope.

420 LEXINGTON AVENUE
NEW YORK, NY 10170

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF THE INTERNET OR TELEPHONE TO AUTHORIZE YOUR PROXY. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

AUTHORIZE YOUR PROXY BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you authorize your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To authorize your proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

GRMRC1	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAMERCY CAPITAL CORP.

HOLDERS OF SERIES A PREFERRED STOCK ONLY:

	For All	Withhold All	For All Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” WILLIAM H. LENEHAN FOR ELECTION AS THE PREFERRED STOCK DIRECTOR.

1.

To elect William H. Lenehan to serve until the 2013 annual meeting of stockholders, special meeting held in lieu thereof or his successor is elected and qualified; provided, however, that the term of such director will automatically terminate if and when all arrears in dividends on the Series A Preferred Stock then outstanding are paid and full dividends thereon for the then current quarterly dividend period have been paid or declared and set apart for payment.

	☐	☐	☐
To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of special meeting of preferred stockholders and the proxy statement with respect thereto, the terms of each of which are incorporated by reference, and hereby revoke(s) any proxy or proxies heretofore given with respect to the meeting. This proxy may be revoked at any time before it is exercised.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

GRAMERCY CAPITAL CORP.
420 Lexington Avenue
New York, New York 10170-1881

Proxy for Special Meeting of Preferred Stockholders to be held on December 13, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned holder of 8.125% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stockholder”) of Gramercy Capital Corp., a Maryland corporation (the “Corporation”’), hereby constitutes and appoints Gordon F. DuGan and Michael G. Kavourias and either of them, as proxies of the undersigned, with full power of substitution, to attend the special meeting of the Preferred Stockholders to be held at The New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017, at 9:45 a.m., local time, on December 13, 2012, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

When this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned Preferred Stockholder(s). If this proxy is executed but no direction is given, the votes entitled to be cast, if any, by the undersigned Preferred Stockholder “FOR” William H. Lenehan for election as the Preferred Stock Director. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the special meeting and any adjournments or postponements thereof. A Preferred Stockholder wishing to vote in accordance with our Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

Please authorize your proxy by signing on the other side and return promptly in the enclosed envelope.